                                                                     EXHIBIT 2.1












                                MERGER AGREEMENT

                                  BY AND AMONG

                             2CONNECT EXPRESS, INC.,

                           2CONNECT ACQUISITION CORP.,

                 BOBBY ALLISON CELLULAR SYSTEMS OF FLORIDA, INC.

                                       AND

                             ALL OF THE SHAREHOLDERS

                                       OF

                 BOBBY ALLISON CELLULAR SYSTEMS OF FLORIDA, INC.

                               -------------------

                                   MAY 1, 1998

                               -------------------


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                             LIST OF EXHIBITS

Exhibit A     -     Articles of Merger

Exhibit B     -     Allocation of Purchase Price to the Shareholders

Exhibit C     -     Employment Agreement between Robert L. McGinnis and 2Connect

Exhibit D     -     Employment Agreement between James L. Ralph and 2Connect

Exhibit E     -     Financing Plan

Exhibit F     -     Opinion of 2Connect Counsel

Exhibit G     -     Opinion of Hines & Associates, P.A.




































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                                MERGER AGREEMENT

                  THIS MERGER AGREEMENT (the "Agreement") is made and entered into as of May 1, 1998, by and among (i) 2CONNECT EXPRESS, INC., a Florida corporation ("2Connect"),(ii) 2CONNECT ACQUISITION CORP., a Florida corporation and a wholly-owned subsidiary of 2Connect ("Acquisition"), (iii) BOBBY ALLISON CELLULAR SYSTEMS OF FLORIDA, INC., a Florida corporation (the "Company"), and
(iv) all of the shareholders of the Company (collectively, the "Shareholders").

                             PRELIMINARY STATEMENTS:

         A. 2Connect intends to submit a Plan of Liquidation (the "Plan") to the United States Bankruptcy Court for the Southern District of Florida (the "Bankruptcy Court"), in connection with Case No. (98-20169-BKC-RBR) (the "Bankruptcy Case").

         B. The respective Boards of Directors of each of 2Connect, Acquisition and the Company deem it advisable for the welfare and best interests of such corporations and for the best interests of the respective shareholders of such corporations that, following the date of the entry of a final and non-appealable order confirming the Plan by the Bankruptcy Court ("the Effective Date"), the Company be merged with and into Acquisition, with Acquisition surviving such merger, upon the terms and subject to the conditions hereinafter set forth and in accordance with the provisions of the Florida Business Corporation Act (the "FBCA") which permit such merger. The Plan to be filed with the Bankruptcy Court will describe such merger and the transactions contemplated by this Agreement.

         C. The Shareholders of each of Acquisition and the Company have approved this Agreement and the transactions contemplated hereby.

         D. Capitalized terms used herein which have not been defined prior to such use shall have the respective meanings given such terms in Article XIII hereof.

                                    AGREEMENT

         In consideration of the premises, the mutual covenants and agreements contained herein and the benefits to accrue to the parties hereto, and subject to the satisfaction or waiver of the conditions contained herein, the parties hereto hereby agree that the Company shall merge with and into Acquisition pursuant to the laws of the State of Florida and hereby agree, prescribe and set forth the terms and conditions of the merger, and the other details and provisions of the merger and matters related thereto, as follows:

                                    ARTICLE I

                 MERGER OF THE COMPANY WITH AND INTO ACQUISITION

         SECTION 1.01 MERGER Subject to the terms and conditions set forth in this Agreement, on the Effective Date, the Company shall merge with and into Acquisition (the "Merger"), with Acquisition surviving the Merger. Acquisition is hereinafter sometimes referred to as the "Surviving Corporation." The Merger shall be effected in accordance with the applicable provisions of the FBCA. Following the Merger, the Surviving Corporation shall continue its corporate existence under the laws of the State of Florida. The separate corporate existence of the Company shall terminate at the Effective Time (as defined in Section1.02 hereof) and all of the assets and liabilities of the Company will thereupon become the property and obligations of the Surviving Corporation.

         SECTION 1.02 MANNER OF MERGER The Merger shall be effected by filing Articles of Merger in substantially the form annexed hereto as EXHIBIT A (the "Articles of Merger") with the Department of State of the State of Florida. The terms of the Merger shall be as set forth in Section 1.03 hereof. The term











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'
"Effective Time" shall mean the time at which the Articles of Merger are so filed or at such other time as the parties shall have otherwise specified in the Articles of Merger.

         SECTION 1.03 TERMS OF MERGER

                  (a) The manner and basis for converting the issued and outstanding shares of the capital stock of each of the constituent corporations upon the Merger will be as set forth below in this subsection 1.03 (a).

                           (i) At the Effective Time, by virtue of the Merger
and without any action on the part of the parties hereto, the shares of the Company's common stock, par value $.10 per share ("Company Common Stock"), issued and outstanding immediately prior to the Effective Time ("Outstanding Company Common Stock") will be converted into the right to receive an aggregate amount (the "Purchase Price") equal to such number of shares of Voting Stock of 2Connect required by the Recapitalization of 2Connect, as set forth in subsection 1.05(a) hereof.

                           (ii) At the Effective Time, by virtue of the Merger
and without any action on the part of the parties hereto, the Bridge Debentures, if any, will be converted into the right to receive a Convertible Subordinate Debenture of 2Connect of equivalent principal value in accordance with Exhibit E.

                           (iii) After the Effective Time, no share of
Outstanding Company Common Stock shall be deemed to be outstanding, and each share of the Company Common Stock, preferred stock, if any, and any options or warrants or other securities convertible into or exchangeable for shares of Company Common Stock shall automatically be canceled and retired and shall cease to exist, and each holder of any such securities of the Company shall cease to have any rights with respect thereto, except the right to receive the Purchase Price as stated in subsection 1.03(a)(i).

                           (iv) Each share of Common Stock, par value $.01 per
share, of Acquisition issued and outstanding immediately prior to the Effective Time shall be unaffected by the Merger and shall continue to be one validly issued, fully paid and nonassessable share of Common Stock, par value $.01 per share, of the Surviving Corporation. Certificates which immediately prior to the Effective Time represented issued shares of Common Stock of Acquisition will, without the need for further action by any Person, immediately after the Effective Time represent a like number of shares of Common Stock of the Surviving Corporation.

                  (b) The Articles of Incorporation of Acquisition, as in effect immediately prior to the Effective Time, shall be the Articles of Incorporation of the Surviving Corporation. The Bylaws of Acquisition, as in effect immediately prior to the Effective Time, shall be the Bylaws of the Surviving Corporation.

                  (c) As of the Effective Time, the directors and officers of the Surviving Corporation shall be as set forth on EXHIBIT B hereto, until the earlier of their resignation or removal or until their respective successors are duly elected and qualified.

         SECTION 1.04 CORPORATE NAME. The Articles of Merger will provide that the corporate name of the Surviving Corporation will be changed to "Bobby Allison Wireless, Inc.", provided that the Company obtains the prior written consent of Bobby Allison Systems, Inc., an Alabama corporation, to use such name. In the event such consent is not obtained, the corporate name of the Surviving Corporation will be changed to a name mutually agreed upon by 2Connect and the Shareholders.

         Section 1.05 OTHER TRANSACTIONS.

         (a) As of the Effective Time, all equity interests in 2Connect, including options and warrants to purchase shares of Common Stock in 2Connect in existence prior to the Effective Date





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                  shall be terminated. In addition, upon receipt of the full amount of the Investment (as described in Exhibit E) by 2Connect, 2Connect will have the following capitalization, excluding any Voting Stock or securities convertible into Voting Stock issued in satisfaction of, or in connection with, the Debentures and the Private Notes, which are defined in Exhibit E (the "Recapitalization"): (i) the Shareholders will own thirty-five percent (35%) of the Voting Stock (as defined in subsection 1.05(b) hereof) of 2Connect; (ii) the Investor Group (as defined in Exhibit E) and the holders of the Bridge Debentures (as defined in Exhibit E), if any, will own or be entitled to own pursuant to a conversion right forty-five percent (45%) of the Voting Stock of 2Connect, on a pro rata basis; and (iii) the holders of Common Stock and Units (as defined below) of 2Connect in existence prior to the Effective Date will own twenty percent (20%) of the Voting Stock of 2Connect, on a pro rata basis. However, no Voting Stock of 2Connect issued pursuant to the Merger shall be issued to replace any outstanding warrants or options to purchase any equity in 2Connect in existence prior to the Effective Date. To the extent that 2Connect has not received any amount or portion of the Investment at the Effective Time (as defined in Section 1.02 hereof) of the Merger (as defined in Section 1.01 hereof), the foregoing percentages of the Recapitalization shall be adjusted at the Effective Time in accordance with the amount of the Investment not received by 2Connect at such time and such that at such subsequent date upon which the full amount of the Investment is received by 2Connect, the Recapitalization will be in accordance with the foregoing percentages. The "Units" mean the 520,000 units issued in connection with 2Connect's public offering that was consummated on May 14, 1997.

         (b) The term "Voting Stock", as used in this Agreement, shall refer to any capital stock of 2Connect, either authorized or to be authorized and either issued or to be issued, which have equal voting rights, including, but not limited to, the Common Stock, any other series of common stock, or any series of preferred stock.

         (c) If, upon the issuance of the Voting Stock at the Effective Time, the Voting Stock is not registered, and therefore constitutes restricted stock, each certificate evidencing shares of the Voting Stock shall bear the following restrictive legend:

                           THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT
                  BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 (the "1933 ACT"), NOR UNDER ANY STATE SECURITIES LAWS AND SHALL NOT BE TRANSFERRED, SOLD, ASSIGNED OR HYPOTHECATED UNTIL EITHER (i) A RESIGRATION STATEMENT WITH RESPECT THERETO IS DECLARED EFFECTIVE UNDER THE 1933 ACT AND APPLICABLE STATE SECURITIES LAWS OR (ii) THE COMPANY RECEIVES AN OPINION OF COUNSEL TO THE COMPANY OR OTHER COUNSEL TO THE HOLDER OF SUCH SHARES, WHICH OPINION IS SATISFACTORY TO THE COMPANY AND ITS COUNSEL THAT SUCH SECURITIES MAY BE TRANSFERRED, SOLD, ASSIGNED, OR HYPOTHECATED WITHOUT REGISTRATION UNDER THE 1933 ACT OR APPLICABLE STATE SECURITIES LAWS.

         (d) Immediately upon, and simultaneously with, the latest to occur of (i) the execution of this Agreement, (ii) the execution of the management agreement referred to in subsection 1.05 (f) below, and (iii) an agreement with the creditor's committee of the Bankruptcy Case even though such agreement is not yet approved by the Bankruptcy Court, Thomas H. Hicks, Bruce S. Foerster, John Isaac, David Colby and Arnold Jaffee, each of whom are directors of 2Connect, shall submit their resignation from the Board of Directors of 2Connect to the Board of Directors of 2Connect, and the remaining members of the Board of Directors of 2Connect shall have accepted such resignations. New directors of 2Connect will be appointed by the remaining members of the Board of Directors immediately after the acceptance of such resignations in accordance with the Bylaws of 2Connect.








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         (e)      Immediately after the Effective Time, the Board of Directors of 2Connect will consist of no more than seven (7) directors, two of whom shall be the Shareholders, one of whom shall be a representative of Sterne, Agee & Leach, Inc. (the"SAL Director") and four of whom shall be persons who are not employees of 2Connect who shall be designated by the mutual agreement of the Shareholders and the SAL Director. All members of the Board of Directors shall serve until their successors are duly elected and qualified or until their earlier death, resignation or removal in accordance with the Articles of Incorporation and Bylaws of 2Connect.

         (f) The Company and 2Connect shall use their best efforts to enter into a management agreement whereby the Company agrees to manage the operations of 2Connect until the Effective Time, which agreement shall be mutually acceptable to the Company and 2Connect and shall be subject to the Bankruptcy Court's approval.

                                   ARTICLE II

                                     CLOSING

         SECTION 2.01 CLOSING. Subject to the satisfaction or waiver of the conditions stated in Article VII hereof, the closing of the transactions contemplated hereby (the "Closing") shall be held at 10:00 a.m., Eastern time, on the Effective Date or, if the conditions set forth in Article VIII have not been satisfied or waived on such date, no later than seven (7) days after all such conditions shall have been satisfied or waived, at the place and in the manner mutually agreed to in writing by the parties hereto. The date upon which the Closing occurs is hereinafter referred to as the "Closing Date." The Closing shall be deemed completed as of 11:59 p.m., Eastern time, on the Closing Date.

         SECTION 2.02 DELIVERIES BY THE SHAREHOLDERS TO 2CONNECT. At or prior to the Closing, the Company shall deliver to 2Connect:

                           (i) a certificate executed by the Shareholders to the effect that the conditions set forth in Sections7.03(b) through7.03(e) hereof have been satisfied;

                           (ii) Evidence of the consents required pursuant to Section7.03(k) hereof; and

                           (iii) all other instruments and documents required to be delivered pursuant to Section7.03 hereof.

         SECTION 2.03 DELIVERIES BY 2CONNECT AND ACQUISITION.

                  (a) At or prior to the Closing, 2Connect or Acquisition, as applicable, shall deliver to the Shareholders:

                           (i) a certified copy of all necessary corporate action on behalf of each of 2Connect and Acquisition approving its execution, delivery and performance of this Agreement and the Collateral Agreements to which it is a party pursuant to Section7.02(a) hereof;

                           (ii) a certificate executed by an authorized officer of each of 2Connect and Acquisition to the effect that the conditions set forth in Sections7.02(b) and7.02(c) hereof have been satisfied;

                           (iii)    the executed Employment Agreements; and








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                           (iv)     all other instruments and documents required
                                    to be delivered pursuant to Section7.03
                                    hereof.

         SECTION 2.04 TERMINATION IN ABSENCE OF CLOSING. If by the close of business on _______, 1998 (the "Termination Date"), the Closing has not occurred, or, if prior to the Effective Date of the Plan, the Plan is withdrawn, modified or amended to not pursue the Merger or if the Confirmation Order is vacated or reversed, then any party hereto may thereafter terminate this Agreement by written notice to such effect, to the other parties hereto, without liability of or to any party to this Agreement or any shareholder, director, officer, employee or representatives of such party unless the reason for Closing having not occurred is (i) such party's willful breach of the provisions of this Agreement, or (ii) if all of the conditions to such party's obligations set forth in Article VII have been satisfied or waived in writing by the date scheduled for the Closing pursuant to Section 2.01, the failure of such party to perform its obligations under this Article III on such date; provided, however, that any termination pursuant to this Section 2.04 shall not relieve any party hereto who was responsible for Closing having not occurred as described in clauses (i) or (ii) above of any liability for (x) such party's willful breach of the provisions of this Agreement, or (y) if all of the conditions to such party's obligations set forth in Article VIII have been satisfied or waived in writing by the date scheduled for the Closing pursuant to Section 2.01, the failure of such party to perform its obligations under this Article III on such date.

                                   ARTICLE III

       REPRESENTATIONS AND WARRANTIES OF THE COMPANY AND THE SHAREHOLDERS

         The Company and the Shareholders, jointly and severally, represent and warrant to 2Connect and Acquisition that:

         SECTION 3.01 CORPORATE EXISTENCE AND QUALIFICATION: CORPORATE
                      DOCUMENTS.

                  (a) The Company is a corporation duly organized, validly existing and in good standing under the laws of Florida, and is not required to be qualified to do business as a foreign corporation in any other jurisdiction where the failure to so qualify would have a material adverse effect on the Company. The Company has all required corporate power and authority to own its properties and to carry on its business as presently conducted. The Articles of Incorporation and Bylaws of the Company, copies of which are attached as
Schedule 3.01(a), are complete and reflect all amendments thereto through the date hereof.

                  (b) The stock and minute books of the Company that have been made available to 2Connect for review contain a complete and accurate record of all shareholders of the Company and all material actions of the shareholders and directors (and any committees thereof) taken at a meeting of shareholders or directors of the Company.

                  (c) The Company does not have any subsidiaries, participate in any partnership or joint venture, or own any outstanding capital stock of any other corporation.

         SECTION 3.02 CAPITALIZATION AND OWNERSHIP.

                  As of the date of this Agreement, the entire authorized capital stock of the Company consists of 10,000 shares of Company Common Stock, of which 2,000 shares of Company Common Stock have been issued to each of Robert
L. McGinnis and James L. Ralph, and all of such shares are currently issued and outstanding. The issued and outstanding shares of Company Common Stock are owned of record and beneficially by the Shareholders as shown on EXHIBIT B hereof. All of the presently outstanding shares of capital stock of the Company have been validly authorized and issued and are fully paid and nonassessable. Except as otherwise set forth in Schedule 3.02, the Company has not issued any other shares of its capital stock and there are no outstanding options, warrants, subscriptions or other rights or obligations to purchase or acquire any of such shares, nor any outstanding securities convertible





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into or exchangeable for such shares. Except as contemplated under this
Agreement, there are no agreements to which the Company is a party regarding the issuance, registration, voting or transfer of its outstanding shares of its capital stock. No dividends are accrued but unpaid on any capital stock of the Company.

         SECTION 3.03 NO PREEMPTIVE RIGHTS. There are no preemptive rights affecting the issuance or sale of the Company Common Stock.

         SECTION 3.04 NO COMPANY DEFAULTS OR CONSENTS. Except as otherwise set forth in Schedule 3.04 attached hereto and subject to the entry and provisions of a final and non-appealable order confirming the Plan (the "Confirmation Order") and assuming that the consents, approvals or authorizations of, or declarations or filings with the Bankruptcy Court have been made or obtained and shall remain in full force and effect, neither the execution and delivery of this Agreement nor the carrying out of the transactions contemplated hereby will:

                           (i) violate or conflict with any of the terms,
conditions or provisions of the Articles of Incorporation or Bylaws of the Company;

                           (ii) violate any Legal Requirements applicable to the
Company;

                           (iii) violate, conflict with, result in a breach of,
constitute a default under (whether with or without notice or the lapse of time or both), or accelerate or permit the acceleration of the performance required by, or give any other party the right to terminate, any Contract or Permit applicable to the Company;

                           (iv) result in the creation of any lien, charge or
other encumbrance on the shares of capital stock or any Property of the Company; or

                           (v) require any of the Shareholders or the Company to
obtain or make any waiver, consent, action, approval or authorization of, or registration, declaration, notice or filing with, any private non-governmental third party or any Governmental Authority. Any and all consents required to be obtained by the Company as set forth in Schedule 3.04 shall be obtained and copies thereof delivered to 2Connect upon execution of this Agreement.

         SECTION 3.05 NO PROCEEDINGS. Except for the Bankruptcy Case and as set forth on Schedule 3.05, no suit, action or other proceeding is pending or, to the Knowledge of the Company, threatened before any Governmental Authority seeking to restrain any of the Shareholders or prohibit their entry into this Agreement or prohibit the Closing, or seeking damages against the Company or its Properties, as a result of the consummation of the transactions contemplated by this Agreement.

         SECTION 3.06 FINANCIAL STATEMENTS Attached as Schedule 3.06 are true and correct copies of the Company's unaudited balance sheets at January 31, 1998 (the "Interim Company Balance Sheet") and the related statements of income and shareholders' equity for the one month ended January 31, 1998 (the "Interim Company Financial Statements"), as well as the Company's balance sheet and statements of income and shareholders' equity as of and for each of the three fiscal years ended December 31, 1995, 1996 and 1997 (the "Company Financial Statements"). The foregoing financial statements (i) have been prepared from the books and records of the Company and (ii) present fairly the financial condition of the Company and its results of operations as at and for the respective periods then ended.

         SECTION 3.07 LIABILITIES AND OBLIGATIONS Except as set forth in
Schedule 3.07, the Company Financial Statements reflect all liabilities of the Company arising out of transactions effected or events occurring on or prior to the date of the Interim Company Balance Sheet, except for liabilities not exceeding $10,000 in the aggregate. All reserves shown in the Company Financial Statements are appropriate and reasonable to provide for losses thereby contemplated. Except as set forth in the Company Financial Statements (including the Notes thereto), the Company is not liable upon or with








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respect to, or obligated in any other way to provide funds in respect of or to guarantee or assume in any manner, any debt, obligation or dividend of any person, corporation, association, partnership, joint venture, trust or other entity.

         SECTION 3.08 ACCOUNTS RECEIVABLE. Except as otherwise set forth in
Schedule 3.08, the accounts receivable reflected on the Interim Company Balance Sheet and all accounts receivable arising between the date of the Interim Company Balance Sheet (the "Interim Balance Sheet Dates") and the date hereof, arose from bona fide transactions in the ordinary course of business, and the goods and services involved have been sold, delivered and performed to the account of the obligors, and no further filings (with Governmental Authorities, insurers or others) are required to be made, no further goods are required to be provided and no further services are required to be rendered in order to complete the sales and fully render the services and to entitle the Company to collect the accounts receivable in full. Except as otherwise set forth in
Schedule 3.08, no such account has been assigned or pledged to any other person, firm or corporation; moreover, except only to the extent fully reserved against as set forth in the Interim Company Balance Sheet or except as otherwise set forth in Schedule 3.08, no defense or setoff to any such account has been asserted by the account obligor.

         SECTION 3.09 EMPLOYEE MATTERS.

                  (a) Schedule 3.09(a) contains a complete and accurate list of the names, titles and compensation of all executive officers of the Company, regardless of compensation levels, and other employees who are currently compensated at a rate in excess of $50,000 per year (including any reasonably anticipated bonus) or who earned in excess of $50,000 during the Company's fiscal year ended December 31, 1997 (collectively, the "Company Key Employees"). In addition, Schedule 3.09(a) contains a complete and accurate description of
(i) all increases in compensation of the Company Key Employees during the fiscal years of the Company ending December 31, 1996 and 1997, respectively, and (ii) any promised increases in compensation of the Company Key Employees that have not yet been effected.

                  (b) Schedule 3.09(b) contains a complete and accurate list of all Compensation Plans sponsored by the Company or to which the Company contributes on behalf of its employees, other than Employee Benefit Plans listed in Schedule 3.10. As used herein, "Compensation Plans" shall mean and include, without limitation, plans, arrangements or practices that provide for severance pay, deferred compensation, incentive, bonus or performance awards, and stock ownership or stock options. As used herein, an "Employee Benefit Plan" means each employee benefit plan, as such term is defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended.

                  (c) Schedule 3.09(c) contains a complete and accurate list of all Employment Agreements. As used herein, "Employment Agreements" shall mean and include, without limitation, employee leasing agreements, employee services agreements and noncompetition agreements to which the Company is a party.

                  (d) The Company has provided 2Connect with a complete and accurate list of all significant written employee policies and procedures.

                  (e) To the Knowledge of the Company, no unwritten material amendments have been made, whether by oral communication, pattern of conduct or otherwise, with respect to any Compensation Plans, Employment Agreements or employee policies and procedures.

                  (f) Except as set forth in Schedule 3.09(f), the Company (i) has been and is in material compliance with all laws, rules, regulations and ordinances respecting employment and employment practices, terms and conditions of employment and wages and hours, and (ii) is not liable in any material amount for any arrears of wages or penalties for failure to comply with any of the foregoing. The Company has not engaged in any unfair labor practice or discriminated on the basis of race, color, religion, sex, national origin, age or handicap in its employment conditions or practices. To the Knowledge of the Company, there are no (i) material unfair labor practice charges or complaints or racial,




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

color, religious, sex, national origin, race or handicap discrimination charges or complaints pending or threatened against the Company before the National Labor Relations Board or any similar state or foreign commission or agency or
(ii) existing or threatened material labor strikes, disputes, grievances, controversies or other labor troubles affecting the Company.

                  (g) The Company has not ever been a party to any agreement with any union, labor organization or collective bargaining unit. No employees of the Company are represented by any union, labor organization or collective bargaining unit. The employees of the Company have not threatened to organize or join a union, labor organization or collective bargaining unit.

                  (h) Except as disclosed on Schedule 3.09(h), no Key Employee of the Company has indicated his or her desire or intent to terminate employment with the Company, and the Company has no present intent of terminating the employment of any Company Key Employee.

         SECTION 3.10 EMPLOYEE BENEFIT MATTERS.

                  (a) Schedule 3.10 contains a complete and accurate list of all Employee Benefit Plans sponsored by the Company or to which the Company contributes on behalf of its employees and all Employee Benefit Plans previously sponsored or contributed to on behalf of its employees within the three years preceding the date hereof. No unwritten amendment exists with respect to any Employee Benefit Plan.

                  (b) The Company has no obligation or commitment to provide medical, dental or life insurance benefits to or on behalf of any of its employees who may retire or any of its former employees who have retired from employment with the Company.

         SECTION 3.11 ABSENCE OF CERTAIN CHANGES. Except as set forth in
Schedule 3.11, from the Interim Balance Sheet Date to the date of this Agreement, the Company has not:

                  (a) suffered any material adverse change, whether or not caused by any deliberate act or omission of the Company, or any Shareholder, in its condition (financial or otherwise), operations, assets, liabilities, business or prospects;

                  (b) contracted for the purchase of any capital assets having a cost in excess of $10,000 or paid any capital expenditures in excess of $10,000, except in the ordinary course of business consistent with past practice;

                  (c) incurred any indebtedness for borrowed money or issued or sold any debt securities, except in the ordinary course of business consistent with past practice;

                  (d) incurred or discharged any liabilities or obligations except in the ordinary course of business consistent with past practice;

                  (e) paid any amount on any indebtedness prior to the due date, forgiven or canceled any debts or claims or released or waived any rights or claims, except in the ordinary course of business consistent with past practice;

                  (f) mortgaged, pledged or subjected to any security interest, lien, lease or other charge or encumbrance any of its Properties or Company Assets, except in the ordinary course of business consistent with past practice;

                  (g) suffered any damage or destruction to or loss of any Company Assets (whether or not covered by insurance) that has materially adversely affected, or could materially adversely affect, its business;




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

                  (h) acquired or disposed of any Company Assets except in the ordinary course of business consistent with past practice;

                  (i) written up or written down the carrying value of any of the Company Assets, except in the ordinary course of business consistent with past practice;

                  (j) changed any accounting principles methods or practices followed or changed the costing system or depreciation methods of accounting for the Company Assets;

                  (k) waived any material rights or forgiven any material claims;

                  (l) lost, terminated or experienced any change in the relationship with any employee, customer, joint venture partner or supplier, which termination or change has materially and adversely affected, or could reasonably be expected to materially and adversely affect, its business or Company Assets;

                  (m) increased the compensation of any director or officer;

                  (n) increased the compensation of any employee except in the ordinary course of business consistent with past practice;

                  (o) made any payments to or loaned any money to any person or entity except in the ordinary course of business consistent with past practice;

                  (p) formed or acquired or disposed of any interest in any corporation, partnership, joint venture or other entity;

                  (q) redeemed, purchased or otherwise acquired, or sold, granted or otherwise disposed of, directly or indirectly, any of its capital stock or securities or any rights to acquire such capital stock or securities, or agreed to change the terms and conditions of any such rights or paid any dividends or made any distribution to the holders of the Company's capital stock;

                  (r) entered into any material agreement with any person or group, or modified or amended in any material respect the terms of any material existing agreement except in the ordinary course of business consistent with past practice;

                  (s) entered into, adopted or amended any Employee Benefit Plan; or

                  (t) entered into any agreement (written or oral) to do any of the foregoing, except in the ordinary course of business consistent with past practice.

         SECTION 3.12 COMMITMENTS. Except the material contracts, agreements, commitments and other arrangements, whether oral or written, to which the Company is a party (the "Company Contracts") set forth in Schedule 3.12, the Company has not entered into, nor is the capital stock, the assets or the business of the Company bound by, whether or not in writing, any

                           (i) partnership or joint venture agreement;

                           (ii) deed of trust or other security agreement,
except in the ordinary course of business

                           (iii) guaranty or suretyship, indemnification or
contribution agreement or performance bond;

                           (iv) employment, consulting or compensation agreement
or arrangement, including the election or retention in office of any director or officer;

                           (v) labor or collective bargaining agreement;

                           (vi) debt instrument, loan agreement or other
obligation relating to indebtedness for borrowed money or money lent or to be lent to another, except in the ordinary course of business;

                           (vii) deed or other document evidencing an interest
in or contract to purchase or sell real property;

                           (viii) agreement with dealers or sales or commission
agents, investment bankers, financial advisors, business brokers, public relations or advertising agencies, accountants or attorneys, except with respect to confidentiality agreements;

                           (ix) lease of real or personal property, whether as
lessor, lessee, sublessor or sublessee, except in the ordinary course of business and excluding the real estate leases set forth on Schedule 3.15(c);

                           (x) agreement between the Company and any Affiliate;

                           (xi) agreement relating to any material matter or
transaction in which an interest is held by a person or entity that is an affiliate of the Company;

                           (xii) any agreement for the acquisition of services,
supplies, equipment or other personal property and involving more than $25,000 in the aggregate, except in the ordinary course of business;

                           (xiii) powers of attorney;

                           (xiv) contracts containing noncompetition covenants;

                           (xv) any other contract or arrangement that involves
either an unperformed commitment in excess of $5,000 or that terminates more than thirty (30) days after the date hereof, except in the ordinary course of business;

                           (xvi) agreement relating to any material matter or
transaction in which an interest is held by any person or entity referred to in
Section 3.23; or

                           (xvii) any other agreement or commitment not made in
the ordinary course of business that is material to the business or financial condition of the Company.

True, correct and complete copies of the written Company Contracts, and true, correct and complete written descriptions of the oral Company Contracts, have heretofore been delivered or made available to 2Connect. There are no existing material defaults, material events of default or events, occurrences, acts or omissions that, with the giving of notice or lapse of time or both, would constitute material defaults by the Company, and no material penalties have been incurred nor are amendments pending, with respect to the Company Contracts. The Company Contracts are in full force and effect and are valid and enforceable obligations of the Company, except as such enforceability may be limited by any applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors' rights generally, and except as the availability of equity remedies may be limited by the application of general principles of equity (regardless of whether such equitable principles are applied in a proceeding at law or in equity). The Company has not received notice of any material default with respect to any Company Contracts. For the purposes of this Section 3.12(a), the term "material" shall mean a condition the existence or breach of which could result in damage or loss to the Company valued in excess of $5,000 individually or $25,000 in the aggregate.

                  (b) Except as contemplated hereby, the Company has not received notice of any plan or intention of any other party to any Company Contract to exercise any right to cancel or terminate any Company Contract. The Company does not currently contemplate, and has reason to believe any person or entity currently contemplates, any amendment or change to any Company Contract. None of the customers, joint venture partners or suppliers of the Company has refused, or communicated that it will or may refuse, to purchase or supply goods or services, as the case may be, or has communicated that it will or may substantially reduce the amounts of goods or services that it is willing to purchase from, or sell to, the Company.

         SECTION 3.13 INSURANCE. The Company has previously made available to 2Connect all insurance policies of the Company. All of such policies are valid and enforceable against the Company, except as such enforceability may be limited by any applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors' rights generally, and except as the availability of equity remedies may be limited by the application of general principles of equity (regardless of whether such equitable principles are applied in a proceeding at law or in equity).

         SECTION 3.14 PATENTS, TRADE-MARKS, SERVICE MARKS AND COPYRIGHTS.

                  (a) Except as disclosed on Schedule 3.14(a), the Company owns all patents, trade-marks, service marks and copyrights (collectively "Proprietary Rights"), if any, necessary to conduct its business, or possesses adequate licenses or other rights, if any, therefor, without conflict with the rights of others. Set forth in Schedule 3.14(a) is a true and correct description of all Proprietary Rights.

                  (b) Except as disclosed on Schedule 3.14(a), the Company has the sole and exclusive right to use the Proprietary Rights without infringing or violating the rights of any third parties. Use of the Proprietary Rights does not require the consent of any other person and the Proprietary Rights are freely transferable. No claim has been asserted by any person to the ownership of or right to use any Proprietary Right or challenging or questioning the validity or effectiveness of any license or agreement constituting a part of any Proprietary Right. Each of the Proprietary Rights is valid and subsisting, has not been canceled, abandoned or otherwise terminated and, if applicable, has been duly issued or filed.

         SECTION 3.15 TITLE TO ASSETS; CONDITION OF ASSETS.

                  (a) A description of all interests in real property owned by the Company is set forth in Schedule 3.15(a).

                  (b) Except as disclosed on Schedule 3.15(b), the Company has good and marketable title to the Company Assets, including, without limitation, those reflected on the Interim Balance Sheet (other than those since disposed of in the ordinary course of business), free and clear of all security interests, liens, charges and other encumbrances, except for (i) liens for taxes not yet due and payable or being contested in good faith in appropriate proceedings, and
(ii) encumbrances that are incidental to the conduct of its businesses or ownership of property, not incurred in connection with the borrowing of money or the obtaining of credit, and which do not in the aggregate materially detract from the value of the assets affected or materially impair their use by the Company. All facilities, machinery, equipment, fixtures, vehicles and other properties owned, leased or used by the Company are in good operating condition and repair, normal wear and tear excepted, are adequate and sufficient for the Company's business and conform in all material respects with all applicable ordinances, regulations and laws relating to their use and operation.

                  (c) A listing of all real property leases, their terms and total lease payments is attached hereto as Schedule 3.15(c). The Company enjoys peaceful and undisturbed possession under all real property leases under which the Company is operating, and all such leases are valid and subsisting and none of them is in default, except for those defaults.

         SECTION 3.16 COMPLIANCE WITH LAWS. The Company has all material franchises, Permits, licenses and other rights and privileges necessary to permit it to own its properties and to conduct its businesses as presently conducted. The business and operations of the Company have been and are being conducted in accordance in all material respects with all applicable laws, rules and regulations, and the Company is not in violation of any judgment, law or regulation except where any such violation would not have a material adverse effect on the Company's results of operations, business, assets or financial condition.

         SECTION 3.17 LITIGATION: DEFAULT. Except as otherwise set forth in
Schedule 3.17, there are no claims, actions, suits, investigations or proceedings against the Company pending or, to the Knowledge of the Company, threatened in any court or before or by any Governmental Authority, or before any arbitrator, that could reasonably be expected to have a material adverse effect (whether covered by insurance or not) on the business, operations, prospects, Properties, securities or financial condition of the Company. Except as otherwise set forth in Schedule 3.17, the Company is not in default under, and no condition exists (whether covered by insurance or not) that with or without notice or lapse of time or both would (i) constitute a default under, or breach or violation of, any Company Contract or any Legal Requirement or Permit applicable to the Company, or (ii) accelerate or permit the acceleration of the performance required under, or give any other party the right to terminate, any Company Contract, other than defaults, breaches, violations or accelerations that would not have a material adverse effect on the business, operations, prospects, Properties, securities or financial condition of the Company.

         SECTION 3.18 ENVIRONMENTAL MATTERS.

                  (a) To the Knowledge of the Company, (i) The property, assets and operations of the Company's business are and have been in material compliance with all applicable Environmental Laws, and the Company possesses and is in compliance with all licenses, authorizations or permits required by any applicable Environmental Laws; (ii) there are no Hazardous Substances stored or otherwise located in, on or under any of the property or assets of the Company, except in compliance with and as would not be expected to result in liability under any Environmental Laws and (iii) there have been no releases or threatened releases of Hazardous Substances by the Company, on or under any property currently or formerly owned or operated by the Company.

                  (b) None of the assets or operations of the Company is the subject of any pending or, to the Knowledge of the Company, threatened federal, state or local investigation evaluating whether (i) any remedial action is needed to respond to a release or threatened release of any Hazardous Substances into the environment or (ii) any release or threatened release of any Hazardous Substances into the environment is in contravention of any Environmental Laws.

                  (c) There are no facts or circumstances or conditions known to and relating to the Company, its current or former operations or facilities, whether on-site or off-site, present or contingent, or the operations of any predecessor of the Company, that could result in material liability under any Environmental Laws.

         The Company's representation(s) with respect to this Section 3.18 shall not be interpreted to imply that 2Connect has constructive knowledge regarding any aspect of the Company Business with respect to environmental matters nor to limit the scope of any of the Company's or any Shareholders' representations under this Agreement. No such due diligence examination or related activities of, or on behalf of, 2Connect however, shall constitute a waiver or relinquishment by 2Connect of its right to rely upon the Company's or any Shareholders' representations, warranties, covenants and agreements as made herein or pursuant hereto, and no such disclosure shall constitute an assumption by 2Connect of an conditions or liabilities, and such disclosure shall not relieve the Company or any Shareholder of its duties and obligations hereunder.

         SECTION 3.19 BANKS. Schedule 3.19 sets forth (i) the name of each bank, trust company or other financial institution and stock or other broker with which the Company has an account, credit line or safe deposit box or vault, (ii) the names of all persons authorized to draw thereon or to have access to any safe deposit box or vault, (iii) the purpose of each such account, safe deposit box or vault, and (iv) the names of all persons authorized by proxies, powers of attorney or other like instrument to act on behalf of the Company in matters concerning any of its business or affairs. Except as otherwise set forth in Schedule 3.19, no such proxies, powers of attorney or other like instruments are irrevocable.

         SECTION 3.20 SUPPLIERS AND CUSTOMERS SALES. Schedule 3.20 sets forth all the Company's material suppliers during the twelve month period ended December 31, 1997 and the one month period ended January 31, 1998 together with the dollar amount of goods purchased by the Company from each such supplier during the twelve month period ended December 31, 1997 and the one month period ended January 31, 1998 as well as each of the principal customers of the Company during the twelve month period ended December 31, 1997 and the one month period ended January 31, 1998. Except as otherwise set forth in Schedule 3.20, since January 31, 1998 there has been no material adverse change in the business relationship of the Company with any supplier or customer named in Schedule
3.20. No customer or supplier named in Schedule 3.20 has terminated or materially altered, or notified the Company of any intention to terminate or materially alter, its relationship with the Company, and the Company has no reason to believe that any such customer or supplier will terminate or materially alter its relationship with the Company or to materially decrease its services or supplies to the Company or its direct or indirect usage of the services of the Company. For purposes of Sections 3.20 and 3.23, "material suppliers" refers to suppliers from whom Company purchased five percent (5%) or more of the total amount of the goods purchased by the Company during the twelve month period ended December 31, 1997 or the one month period ended January 31, 1998 and "principal customers" refers to customers who accounted for 5% or more of the Company's total revenues during the twelve month period ended December 31, 1997 or the one month period ended January 31, 1998.

         SECTION 3.21 BROKERAGE. There are no claims for brokerage commissions, finder's fees or similar compensation in connection with the transactions contemplated by this Agreement based on any arrangement or agreement made by the Company or any Shareholder.

         SECTION 3.22 DISCLOSURE; DUE DILIGENCE. This Agreement and the Exhibits and Schedules hereto, when taken as a whole with other documents and certificates furnished by the Company or the Shareholders to 2Connect or its counsel, do not contain any untrue statement of material fact or omit any material fact necessary in order to make the statements therein not misleading; provided, however, certain materials provided to 2Connect contain projections and estimates of future events, and such projections and estimates have been based upon certain assumptions that management of the Company made in good faith and believed are reasonable at the time such materials were prepared.

         SECTION 3.23 OWNERSHIP INTERESTS OF INTERESTED PERSONS. Except as set forth in Schedule 3.23, no director or executive officer of the Company or their respective spouses or children, owns directly or indirectly, on an individual or joint basis, any material interest in, or serves as an officer or director of, any principal customer or material supplier which has a business relationship with the Company or any organization that has a material contract or arrangement with the Company.

         SECTION 3.24 INVESTMENTS IN COMPETITORS. No director or executive officer of the Company owns directly or indirectly any material interest or has any investment equal to 5% or more of the outstanding voting securities in any corporation, business or other person that is a direct competitor of the Company.

         SECTION 3.25 CERTAIN PAYMENTS. Neither the Company, nor any director, officer or employee of the Company, has paid or caused to be paid, directly or indirectly, in connection with the business of the Company: (a) to any government or agency thereof or any agent of any supplier or customer any bribe, kick-back or other similar payment; or (b) any material contribution to any political party or candidate (other than from personal funds of directors, officers or employees not reimbursed by their respective employers or as otherwise permitted by applicable law).

         SECTION 3.26 GOVERNMENT INQUIRIES. Except for the Bankruptcy Case and as set forth on Schedule 3.26, there have been no material inspection reports, questionnaires, inquiries, demands or requests for information received by the Company from, or any material statement, report or other document filed by the Company with, the federal government or any federal administrative agency

(including but not limited to, the Justice Department, Internal Revenue Service, Department of Labor, Occupational Safety and Health Administration, Federal Trade Commission, National Labor Relations Board, and Interstate Commerce Commission), any state securities administrator or any local or state taxing authority.

         SECTION 3.27 OTHER TRANSACTIONS. The Company has not entered into any agreements or arrangements and there are no pending offers or discussions concerning or providing for the merger or consolidation of the Company or all or any substantial portion of its assets, the sale by the Company or any Shareholder of any securities of the Company or any similar transaction affecting the Company or the Shareholders.

         SECTION 3.28 TAX MATTERS.

                  (a) Except as set forth in Schedule 3.28 hereto:

                           (i) the Company has filed all federal income Tax
Returns, and all other material Tax Returns which it is required to file under applicable laws and regulations;

                           (ii) all such Tax Returns are true and accurate in
all material respects;

                           (iii) the Company has paid all Taxes due and owing by
it (whether or not such Taxes are required to be shown on a Tax Return) and has withheld and paid over to the appropriate taxing authority all Taxes which it is required to withhold from amounts paid or owing to any employee, shareholder, creditor or other third party, except where the amounts of such unpaid Taxes or the amounts that have not been withheld and paid over do not, in the aggregate, exceed $25,000;

                           (iv) the accrual for Taxes on the Closing Date
Unaudited Balance Sheet (excluding any amount recorded which is attributable to timing differences between book and Tax income) is sufficient to pay in full all Tax liabilities of the Company and the Shareholders with respect to earnings of the Company prior to the Closing; and

                           (v) the federal income Tax Returns of the Company
have been filed through December 31, 1996 and, as of the date hereof, none of such Tax Returns has been audited.

                  (b) To the Knowledge of the Company, no claim has been made by a taxing authority in a jurisdiction where the Company does not file tax returns that the Company is or may be subject to taxation by that jurisdiction.

                  (c) To the Knowledge of the Company:

                           (i) there are no foreign, federal, state or local tax
audits or administrative or judicial proceedings pending or being conducted with respect to the Company;

                           (ii) no information related to Tax matters has been
requested by any foreign, federal, state or local taxing authority and no written notice indicating an intent to open an audit or other review has been received by the Company from any foreign, federal, state or local taxing authority; and

                           (iii) there are no material unresolved claims
concerning the Company's Tax liability.

                  (d) No waivers of statutes of limitation have been given or requested with respect to the Company in connection with any Tax returns covering the Company, except where such waiver would not have a material adverse effect on the Company.

                  (e) The Company has not executed or entered into a closing agreement pursuant to IRC ss. 7121 or any predecessor provision thereof or any similar provision of state, local or foreign law; nor has the Company agreed to or is required to make any adjustments pursuant to the Internal Revenue Code of 1986, as amended ("IRC"), ss. 481(a) or any similar provision of state, local or foreign law by reason of a change iN accounting method initiated by the Company. The Company has no knowledge that the Internal Revenue Service has proposed any such adjustment or change in accounting method, or has any knowledge with respect to any application pending with any taxing authority requesting permission for any changes in accounting methods that relate to the business or operations of the Company.

                  (f) The Company has not made an election under IRC Section 341(f).

                  (g) The Company is not liable for the Taxes of another person.

                  (h) The Company is not a party to any tax sharing agreement.

                  (i) The Company has not made any payments nor is it obligated to make payments nor is it a party to an agreement that could obligate it to make any payments that would not be deductible under IRC ss. 280G.

         SECTION 3.29 STATE TAKEOVER STATUTES. The Board of Directors of the Company and the Shareholders have approved the Merger and this Agreement, and such approval is sufficient to render inapplicable to the Merger and this Agreement, and the transactions contemplated by this Agreement, the provisions of Sections 607.0901 and 607.0902 of the FBCA to the extent, if any, any such section is applicable to the Merger and this Agreement and the transactions contemplated by this Agreement.

         SECTION 3.30 INFORMATION IN DISCLOSURE STATEMENT. None of the information contained in the Disclosure Statement will contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading (except that the Company makes no representation or warranty as to any information supplied by 2Connect for inclusion therein).

                                   ARTICLE IV

               REPRESENTATIONS AND WARRANTIES OF EACH SHAREHOLDER

         Each Shareholder represents and warrants to 2Connect and Acquisition as follows:

         SECTION 4.01 TITLE TO THE SHARES. Except as disclosed on Schedule 4.01, as of the Closing Date, such Shareholder shall own beneficially and of record, free and clear of any lien, option or other encumbrance, the shares of Company Common Stock set forth opposite such Shareholders' name on EXHIBIT B hereof.

         SECTION 4.02 AUTHORITY TO EXECUTE AND PERFORM AGREEMENT. Such Shareholder has the full legal right and power and all authority and approval required to enter into, execute and deliver this Agreement and to perform fully such Shareholders' obligations hereunder. This Agreement has been duly executed and delivered by such Shareholder and is a valid and binding obligation of such Shareholder enforceable in accordance with its terms, except as such enforceability may be limited by any applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors' rights generally, and except as the availability of equity remedies may be limited by the application of general principles of equity (regardless of whether such equitable principles are applied in a proceeding at law or in equity). The execution and delivery by such Shareholder of this Agreement and the performance by such Shareholder of this Agreement in accordance with its terms and conditions will not (i) require the approval or consent of any foreign, federal, state, county, local or other governmental or regulatory body or the approval or consent of any other person (except for consents, approvals or authorizations of, or declarations or filings with the Bankruptcy Court); or
(ii) conflict with or result in any breach or violation of any of the terms and conditions of, or constitute (or with notice or lapse of time or both constitute) a default under, any statute, regulation, order, judgment or decree applicable to such Shareholder or to the shares of Company Common Stock held by such Shareholder, or any instrument, contract or other agreement to which such Shareholder is a party or by or to which such Shareholder is or the shares of Company Common Stock held by such Shareholder are bound or subject.

         SECTION 4.03 NO SHAREHOLDER DEFAULTS OR CONSENTS. The execution and delivery of this Agreement and the Collateral Agreements by such Shareholder and the performance by such Shareholder who is a party thereto of his or her obligations hereunder and thereunder will not violate any provision of law or any judgment, award or decree or any indenture, agreement or other instrument to which such Shareholder is a party, or by which such Shareholder or any properties or assets of such Shareholder is bound or affected, or conflict with, result in a breach of or constitute (with due notice or lapse of time or both) a default under, any such indenture, agreement or other instrument, or result in the creation or imposition of any lien, charge, security interest or encumbrance of any nature whatsoever upon any of the properties or assets of such Shareholder. Any and all consents required to be obtained by such Shareholder as set forth in Schedule 4.03 shall be obtained and copies thereof delivered to 2Connect upon execution of this Agreement.

         SECTION 4.04 INVESTMENT REPRESENTATIONS. This Section 4.04 shall be applicable only in the event the Voting Stock received by the Shareholders in the Merger constitutes unregistered, restricted stock.

                  (a) Such Shareholder is acquiring the shares of the Voting Stock to be issued to it pursuant to the Merger (the "Merger Shares") for its own account and not on behalf of any other person; such Shareholder is aware and acknowledges that the Merger Shares have not been registered under the Securities Act of 1933, as amended (the "Securities Act"), and may not be offered or sold unless the Merger Shares are registered under the Securities Act or an exemption from the registration requirements of the Securities Act is available;

                  (b) Such Shareholder has been furnished all information that it deems necessary to enable it to evaluate the merits and risks of an investment in 2Connect; such Shareholder has had a reasonable opportunity to ask questions of and receive answers from 2Connect concerning 2Connect and the Merger Shares, and all such questions, if any, have been answered to the full satisfaction of such Shareholder;

                  (c) No person or entity other than such Shareholder has (i) any rights in and to the Merger Shares, which rights were obtained through or from such Shareholder or (ii) any rights to acquire the Merger Shares, which rights were obtained through or from such Shareholder;

                  (d) Such Shareholder has such knowledge and expertise in financial and business matters (including knowledge and expertise in the retail telecommunications and computer industry) that it is capable of evaluating the merits and risks involved in an investment in the Merger Shares: and such Shareholder is financially able to bear the economic risk of the investment in the Merger Shares, including a total loss of such investment;

                  (e) Such Shareholder represents that it has adequate means of providing for its current needs and has no need for liquidity in its investment in the Merger Shares; such Shareholder has no reason to anticipate any material change in its financial condition for the foreseeable future;

                  (f) Such Shareholder is aware that the acquisition of the Merger Shares is a speculative investment involving a high degree of risk and that there is no guarantee that such Shareholder will realize any gain from this investment, and that such Shareholder could lose the total amount of its investment;

                  (g) Such Shareholder understands that no United States federal or state agency has made any finding of determination regarding the fairness of the offering of the Merger Shares for investment, or any recommendation or endorsement of the offering of the Merger Shares;

                  (h) Such Shareholder is acquiring the Merger Shares for investment, with no present intention of dividing or allowing others to participate in such investment or of reselling, or otherwise participating, directly or indirectly, in a distribution of the Merger Shares, and shall not make any sale, transfer or pledge thereof without registration under the Securities Act and any applicable securities laws of any state or unless an exemption from registration is available;

                  (i) Except as set forth herein, no representations or warranties have been made to such Shareholder by 2Connect or any agent, employee or affiliate of 2Connect, and in entering into this transaction 2Connect is not relying upon any information, other than from the results of independent investigation by such Shareholder;

                  (j) Such Shareholder understands that the Merger Shares are being offered to it in reliance on specific exemptions from the registration requirements of United States federal and state securities laws and that 2Connect is relying upon the truth and accuracy of the representations, warranties, agreements, acknowledgments and understandings of such Shareholder set forth herein in order to determine the applicability of such exemptions and the suitability of such Shareholder to acquire the Merger Shares; and

                  (k) Such Shareholder will not sell, assign or transfer any of the Merger Shares except (i) pursuant to an effective registration statement under the Securities Act, (ii) in a transaction which, in the opinion of the general counsel of 2Connect or other counsel reasonably satisfactory to 2Connect, is not required to be registered under the Securities Act.

                                    ARTICLE V

                   REPRESENTATIONS AND WARRANTIES OF 2CONNECT

         2Connect represents and warrants to the Shareholders that:

         SECTION 5.01      CORPORATE EXISTENCE AND QUALIFICATION: CORPORATE
                           DOCUMENTS.

                  (a) Each of 2Connect and Acquisition is a corporation duly organized, validly existing and in good standing under the laws of Florida, and is not required to be qualified to do business as a foreign corporation in any other jurisdiction where the failure to so qualify would have a material adverse effect on 2Connect. Subject to Bankruptcy Court approval, each of 2Connect and Acquisition has all required corporate power and authority to own its properties and to carry on its business as presently conducted. The Articles of Incorporation and Bylaws of each of 2Connect and Acquisition, copies of which are attached as Schedule 5.01(a), are complete and reflect all amendments thereto through the date hereof.

                  (b) The stock and minute books of 2Connect and Acquisition that have been made available to the Shareholders for review contain a complete and accurate record of all shareholders of 2Connect and Acquisition, as the case may be, and all material actions of the shareholders and directors (and any committees thereof) of 2Connect and Acquisition, as the case may be.

                  (c) Except for Acquisition, 2Connect does not have any subsidiaries, participate in any partnership or joint venture, or own any outstanding capital stock of any other corporation. Acquisition is sometimes referred to as a "Subsidiary."

         SECTION 5.02 AUTHORITY, APPROVAL AND ENFORCEABILITY. Subject to the entry of a final and non-appealable Confirmation Order, and the provisions thereof, and assuming that the consents, approvals or authorizations of, or declarations or filings with the Bankruptcy Court have been made or obtained and shall remain in full force and effect, this Agreement has been duly executed and delivered by 2Connect and Acquisition, and each of 2Connect and Acquisition has all requisite power and legal authority to execute and deliver this Agreement and all Collateral Agreements executed and delivered or to be executed and delivered in connection with the transactions provided for hereby, to consummate the transactions contemplated hereby and by the Collateral Agreements, and to perform its obligations hereunder and under the Collateral Agreements. Subject to Bankruptcy Court approval, this Agreement and each Collateral Agreement to which 2Connect and Acquisition is a party constitutes, or upon execution and delivery will constitute, the legal, valid and binding obligation of 2Connect and Acquisition, as the case may be, enforceable in accordance with its terms, except as such enforceability may be limited by any applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors' rights generally, and except as the availability of equity remedies may be limited by the application of general principles of equity (regardless of whether such equitable principles are applied in a proceeding at law or in equity).

         SECTION 5.03 CAPITALIZATION AND OWNERSHIP. As of the date of this Agreement, the entire authorized capital stock of Acquisition consists of 10,000 shares of Common Stock, par value $.01 per share. All of the presently outstanding shares of capital stock of Acquisition have been validly authorized and issued and are fully paid and nonassessable. Acquisition has not issued any other shares of its capital stock and there are no outstanding options, warrants, subscriptions or other rights or obligations to purchase or acquire any of such shares, nor any outstanding securities convertible into or exchangeable for such shares. No dividends are accrued but unpaid on any capital stock of Acquisition.

         SECTION 5.04 NO PREEMPTIVE RIGHTS. There are no preemptive rights affecting the issuance or sale of the capital stock of Acquisition.

         SECTION 5.05 NO 2CONNECT OR ACQUISITION DEFAULTS OR CONSENTS. Except as otherwise set forth in Schedule 5.05 attached hereto and subject to the entry of a final and non-appealable Confirmation Order, and the provisions thereof, and assuming that the consents, approvals or authorizations of, or declarations or filings with the Bankruptcy Court have been made or obtained and shall remain in full force and effect, neither the execution and delivery of this Agreement nor the carrying out of the transactions contemplated hereby will:

                           (i) violate or conflict with any of the terms,
conditions or provisions of the articles of incorporation or bylaws of 2Connect or any Subsidiary;

                           (ii) violate any Legal Requirements applicable to
2Connect or any Subsidiary;

                           (iii) violate, conflict with, result in a breach of,
constitute a default under (whether with or without notice or the lapse of time or both), or accelerate or permit the acceleration of the performance required by, or give any other party the right to terminate, any Contract or Permit applicable to 2Connect or any Subsidiary;

                           (iv) result in the creation of any lien, charge or
other encumbrance on the shares of capital stock or any Property of 2Connect or any Subsidiary; or

                           (v) require 2Connect or any Subsidiary to obtain or
make any waiver, consent, action, approval or authorization of, or registration, declaration, notice or filing with, any private non-governmental third party or any Governmental Authority (except for consents, approvals or authorizations of, or declarations or filings with the Bankruptcy Court). Any and all consents required to be obtained by 2Connect or any Subsidiary as set forth in Schedule
5.05 shall be obtained and copies thereof delivered to 2Connect upon execution of this Agreement.

         SECTION 5.06 NO PROCEEDINGS. Except for the Bankruptcy Case and as set forth on Schedule 5.06, no suit, action or other proceeding is pending or, to the Knowledge of 2Connect, threatened before any Governmental Authority seeking to restrain 2Connect or Acquisition or prohibit their entry into this Agreement or prohibit the Closing, or seeking damages against 2Connect or any Subsidiary or their respective Properties, as a result of the consummation of the transaction contemplated by this Agreement.

         SECTION 5.07 FINANCIAL STATEMENTS. Attached as Schedule 5.07 are true and correct copies of 2Connect's unaudited balance sheet at January 31, 1998 (the "Interim 2Connect Balance Sheet") and the related statement of income, shareholders' equity and cash flow for the one month ended January 31, 1998 (the "Interim 2Connect Financial Statements"), as well as 2Connect's balance sheet and statements of income, shareholders' equity and cash flow as of and for the fiscal years ended December 31, 1996 and 1997 (the "2Connect Financial Statements"). The foregoing financial statements (i) have been prepared from the books and records of 2Connect, (ii) present fairly the financial condition of 2Connect and its results of operations as at and for the respective periods then ended, and (iii) have been prepared in accordance with generally accepted accounting principles applied consistently throughout the periods indicated (except for the omission of footnotes in the Interim 2Connect Financial Statements).

         SECTION 5.08 BROKERAGE. There are no claims for brokerage commissions, finder's fees or similar compensation in connection with the transactions contemplated by this Agreement based on any arrangement or agreement made by 2Connect or any Subsidiary.

         SECTION 5.09 STATE TAKEOVER STATUTES. The Board of Directors of 2Connect and the Board of Directors and sole shareholder of Acquisition have approved the Merger and this Agreement, and such approval is sufficient to render inapplicable to the Merger and this Agreement, and the transactions contemplated by this Agreement, the provisions of Sections 607.0901 and 607.0902 of the FBCA to the extent, if any, any such section is applicable to the Merger and this Agreement and the transactions contemplated by this Agreement.

         Section 5.10 INFORMATION IN DISCLOSURE STATEMENT. None of the information contained in the Disclosure Statement will contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading (except that 2Connect makes no representation or warranty as to any information supplied by the Company for inclusion therein).

                                   ARTICLE VI

                          OBLIGATIONS PRIOR TO CLOSING

         From the date of this Agreement through the Closing:

         SECTION 6.01      ACCESS TO INFORMATION AND ASSETS.

                  (a) The Company and the Shareholders shall permit 2Connect and its authorized employees, agents, accountants, legal counsel and other representatives, at 2Connect's own expense, to have access to the books, records, employees, counsel, accountants, and other representatives of the Company at all times reasonably requested by 2Connect for the purpose of conducting an investigation (the "2Connect's Due Diligence Investigation") of the Company's financial condition, corporate status, operations, business and Properties. The Shareholders shall make available to 2Connect for examination and reproduction, at 2Connect's own expense, all documents and data of every kind and character relating to the Company in the possession or control of, or subject to reasonable access by, the Shareholders or the Company, including, without limitation, all files, records, data and information relating to the Company Assets (whether stored in paper, magnetic or other storage media) and all agreements, instruments, contracts, assignments, certificates, orders, and amendments thereto. Also, the Company shall allow 2Connect, at 2Connect's own expense, access to, and the right to inspect, the Company Assets.

                  (b) 2Connect shall permit the Company and its authorized employees, agents, accountants, legal counsel and other representatives, at the Company's own expense, to have access to the books, records, employees, counsel, accountants, and other representatives of 2Connect at all times reasonably requested by the Company for the purpose of conducting an investigation (the "Company's Due Diligence Investigation") of 2Connect's financial condition, corporate status, operations, business and Properties. 2Connect shall make available to the Company for examination and reproduction, at the Company's own expense, all documents and data of every kind and character relating to 2Connect in the possession or control of, or subject to reasonable access by, 2Connect, including, without limitation, all files, records, data and information relating to the 2Connect Assets (whether stored in paper, magnetic or other storage media) and all agreements, instruments, contracts, assignments, certificates, orders, and amendments thereto. Also, 2Connect shall allow the Company, at the Company's own expense, access to, and the right to inspect, the 2Connect Assets.

         SECTION 6.02 COMPANY'S CONDUCT OF BUSINESS AND OPERATIONS. The Shareholders shall keep 2Connect advised as to all material operations and proposed material operations relating to the Company or the Company Assets. The Company shall (a) conduct its business in the ordinary course, (b) use its best efforts to keep available to the Company the services of present employees, (c) maintain and operate Company Assets in a good and workmanlike manner, (d) pay or cause to be paid all costs and expenses (including but not limited to insurance premiums) incurred in connection therewith in a timely manner, (e) use reasonable efforts to keep all Company Contracts listed or required to be listed on Schedule 3.12 in full force and effect, (f) comply with all of the covenants contained in all such Company Contracts, (g) maintain in force until the Closing Date insurance policies (subject to the provisions of Section 6.06) equivalent to those in effect on the date hereof, and (h) comply in all material respects with all applicable Legal Requirements. Except as otherwise contemplated in this Agreement, the Shareholders shall use their best efforts to preserve the present relationships of the Company with persons having significant business relations therewith.

         SECTION 6.03 GENERAL RESTRICTIONS. Except as otherwise expressly permitted in this Agreement or as contemplated by the Plan, or as disclosed on
Schedule 6.03, without the prior written consent of 2Connect, the Company will not:

                           (i) (A) declare, set aside or pay any dividends on, or make any other distribution (whether in cash, stock or property) in respect of, any of its capital stock, (B) split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in view of or in substitution for shares of its capital stock, or (C) purchase, redeem or otherwise acquire any shares of capital stock of the Company or any other securities thereof or any rights, warrants or options to acquire any such shares or other securities;

                           (ii) issue, deliver, sell, pledge or otherwise encumber any shares of its capital stock, any other voting securities or any securities convertible into, or any rights, warrants or options to acquire, any such shares, voting securities or convertible securities;

                           (iii) amend its Articles of Incorporation or Bylaws;

                           (iv) acquire or agree to acquire (A) by merging or consolidating with, or by purchasing a substantial portion of the assets of, or by any other manner, any business of any corporation, partnership, joint venture, association or other business organization or division thereof or (B) any assets that are material, individually or in the aggregate, to the Company, except purchases of assets in the ordinary course of business consistent with past practice;

                           (v) sell, lease, license, mortgage or otherwise encumber or otherwise dispose of, or agree to sell, transfer, lease, mortgage, encumber or otherwise dispose of, any Properties except (A) in the ordinary course of business consistent with past practice, or
         (B) pursuant to any Contract or (C) as approved by the Bankruptcy Court after notice and a hearing;

                           (vi) except as approved by the Bankruptcy Court after notice and a hearing (A) incur any indebtedness for borrowed money or guarantee any such indebtedness of another person, issue or sell any debt securities or warrants or other rights to acquire any debt securities of the Company, guarantee any debt securities of another person, enter into any "keep well" or other agreements to maintain any financial statement condition of another person or enter into any arrangement having the economic effect of the foregoing, except for borrowings incurred in the ordinary course of business consistent with past practice, or (B) make any loans, advances or capital contributions to, or investments in, any other person;

                           (vii) except for and excluding the Company's receipt and use of the bridge financing referred to in Exhibit E, unless mutually agreed by 2Connect and the Company, make or agree to make any new capital expenditure or expenditures which, individually is in excess of $25,000 or, in the aggregate, are in excess of $50,000 (other than those required pursuant to currently outstanding Contracts or in the ordinary course of business consistent with past practice);

                           (viii) make any material tax election or settle or compromise any material tax liability;

                           (ix) pay, discharge, settle or satisfy any claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge, settlement or satisfaction, in the ordinary course of business consistent with past practice or in the accordance with their terms, of liabilities reflected or reserved against in, or contemplated by, the Company Financial Statements (or the notes thereto) or incurred in the ordinary course of business consistent with past practice, or waive any material benefits of, or agree to modify in any material respect, any confidentiality, standstill or similar agreements to which the Company is a party;

                           (x) except in the ordinary course of business consistent with past practice, or as approved by the Bankruptcy Court, modify, amend or terminate any Contract;

                           (xi) except in the ordinary course of business consistent with past practice, enter into any contracts, agreements, arrangements or understandings relating to performance by third parties of the Company's services;

                           (xii) except as required to comply with applicable law or as approved by the Bankruptcy Court (A) adopt, enter into, terminate or amend any Benefit Plan or other arrangement for the benefit or welfare of any director, officer or current or former employee, (B) increase in any manner the compensation or fringe benefits of, or pay any bonus to, any director, officer or employee,
         (C) pay any benefit not provided for under any Benefit Plan, (D) grant any awards under any bonus, incentive, performance or other compensation plan or arrangement or Benefit Plan (including the grant of stock options, stock appreciation rights, stock based or stock related awards, performance units or restricted stock, or the removal of existing restrictions in any Benefit Plans or agreement or awards made thereunder) or (E) take any action to fund or in any other way secure the payment of compensation or benefits under any employee plan, agreement, contract or arrangement or Benefit Plan;

                           (xiii) make any change in any method of accounting or accounting practice or policy other than those required by generally accepted accounting principles; or

                           (xiv) authorize any of, or commit or agree to take
any of, the foregoing actions.

         SECTION 6.04 NOTICE REGARDING CHANGES. The Shareholders shall promptly inform 2Connect in writing of any change in facts and circumstances that could render any of the representations, warranties or covenants made herein by the Company or the Shareholders inaccurate or misleading if such representations and warranties had been made upon the occurrence of the fact or circumstance in question. 2Connect shall promptly inform the Shareholders in writing of any change in facts and circumstances that could render any of the representations and warranties made herein by it inaccurate or misleading if such representations and warranties had been made upon the occurrence of the fact or circumstance in question.

         SECTION 6.05 CONSENTS AND BEST EFFORTS. Each of the parties hereto shall use all commercial best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations, and consult and fully cooperate with and provide reasonable assistance to each other party and their respective representatives in order to consummate and make effective the transactions contemplated by this Agreement as promptly as practicable hereafter, including without limitation, (i) using all commercially reasonable good faith efforts to make all filings, applications, notifications, reports, submissions and registrations with, and to obtain all consents, approvals, authorizations or permits of, governmental entities or other persons or entities as are necessary for the consummation of the transactions contemplated by this Agreement and the Plan, and (ii) taking such actions and doing such things as any other party hereto may reasonably request in order to cause any of the conditions to such other party's obligation to consummate the transactions contemplated hereby as specified in Article VIII of this Agreement to be fully satisfied.

         SECTION 6.06 CASUALTY LOSS. If, between the date of this Agreement and the Closing, any of the Properties of the Company shall be destroyed or damaged in whole or in part by fire, earthquake, flood, other casualty or any other cause (a "Casualty Loss"), then the Shareholders shall, at 2Connect's election,
(i) cause the Company to cause such Properties to be repaired or replaced prior to the Closing with Property of substantially the same condition and function,
(ii) cause the Company to deposit in a separate account an amount sufficient to cause such Property to be so repaired or replaced, or (iii) enter into contractual arrangements with the Company satisfactory to 2Connect so that the Company will have at the Closing the same economic value as if such casualty had not occurred; provided, however, that the financial obligations of the Shareholders with respect to any such Casualty Loss shall be limited to the insurance proceeds with respect thereto.

         SECTION 6.07 EMPLOYEE MATTERS. The Shareholders shall take (or cause the Company to take) all actions necessary or appropriate to cause each Employee Benefit Plan in effect on the date of this Agreement to remain in full force and effect until the Closing Date; provided, however, that, to the extent requested in writing by 2Connect at least ten (10) days prior to the Closing Date, the Shareholders shall cause the Company to cease to sponsor, maintain or contribute to any Employee Benefit Plan specified by 2Connect in such written request and 2Connect shall pay the costs associated with the Company ceasing to sponsor, maintain or contribute to such Employee Benefit Plan specified by 2Connect in such written request, including the costs of preparing a request for, and obtaining, a favorable IRS determination letter in connection therewith.

        SECTION 6.08 NO SOLICITATION REGARDING THE COMPANY. The Shareholders and the Company and its officers, directors, employees, representatives and agents shall immediately cease any discussions or negotiations with any parties that may be ongoing with respect to a Third Party Acquisition Proposal (as defined below). Neither the Company nor any of the Shareholders shall, nor shall they permit any of their Affiliates to, nor shall they authorize or permit any of their officers, directors or employees or any investment banker, attorney or other advisor or representatives retained by them or any of their Affiliates to,
(i) solicit, initiate or knowingly encourage the submission of, any Third Party Acquisition Proposal, or (ii) participate in any discussions or negotiations regarding, or furnish to any person any non-public information with respect to, or take any other action knowingly to facilitate any inquiries or the making of any proposal that constitutes, or may reasonably be expected to lead to, any Third Party Acquisition Proposal. For purposes of this Agreement, "Third Party Acquisition Proposal" means any inquiry, proposal or offer from any person relating to any direct or indirect acquisition or purchase of all or a portion of the assets of the Company or all or a portion any class of equity securities of the Company or any offer to acquire or purchase that if consummated would result in any person beneficially owning all or a portion of any class of equity securities of the Company, or any merger, consolidation, business combination, sale of assets, recapitalization, liquidation, dissolution or similar transaction involving the Company, other than the transactions contemplated by this Agreement, or any other transaction the consummation of which could reasonably be expected to impede, interfere with, prevent or delay, or dilute materially the benefits to 2Connect of the transactions contemplated hereby.

         SECTION 6.09 EMPLOYMENT AGREEMENTS. On or before Closing, Robert L. McGinnis and James L. Ralph shall have entered into employment agreements in the form of EXHIBITS C and D respectively (collectively, the "Employment Agreements"), which shall include, without limitation, non-competition provisions, to take effect on the Closing Date.

         Section 6.10 NO SOLICITATION REGARDING 2CONNECT AND ACQUISITION. 2Connect and Acquisition shall not solicit, contact, invite or seek out any third party other than the Company and Sterne, Agee, & Leach, Inc. ("Third Party") as a merger partner with or potential capital source for 2Connect and Acquisition, including, but not limited to, any other communication, retailer, investment banker, commercial banker, broker/dealer, agent or financial consultant. Furthermore, if any Third Party contacts or indicates an interest in discussing with 2Connect or Acquisition any possible or potential transaction between or including such Third Party and 2Connect or Acquisition, including, but not limited to, any bid for or offer to purchase any assets (excluding sales of inventory and assets not to be used by 2Connect, Acquisition, and/or the Company pursuant to this Agreement either in or out of the ordinary course of business) or capital stock of 2Connect or Acquisition, by business combination, acquisition or otherwise, or any proposal to provide, raise or assist with the raising of capital or financing for 2Connect or Acquisition by public offering, private placement, loan or otherwise (collectively, the "Third Party Event"), then 2Connect shall immediately notify the Company and Sterne, Agee & Leach, Inc. in writing of the Third Party and the terms and conditions, if any, of the Third Party Event, and instruct such Third Party to directly contact the Company and Sterne, Agee & Leach, Inc. at the addresses and facsimile numbers set forth in Section 11.02 below, regarding the Third Party Event.

                                   ARTICLE VII

           CONDITIONS TO THE SHAREHOLDERS' AND 2CONNECT'S OBLIGATIONS

         SECTION 7.01 CONDITIONS TO OBLIGATIONS OF ALL PARTIES. The respective obligations of each party to carry out the transactions contemplated by this Agreement are subject to the satisfaction or waiver on or prior to the Closing Date of the following conditions:

                  (a) The Plan shall have been approved by the Bankruptcy Court. The Confirmation Order shall have been entered, no stay of the Confirmation Order pending appeal shall have been entered, and the Confirmation Order shall have become final and non-appealable and all other conditions to the effectiveness of the Plan as set forth in the Plan shall have been satisfied or waived.

                  (b) All filings with all Governmental Authorities required to be made in connection with the transactions contemplated hereby shall have been made, and all orders, permits, waivers, authorizations, exemptions, and approvals of such entities required to be in effect on the date of the Closing in connection with the transactions contemplated hereby shall have been issued, and all such orders, permits, waivers, authorizations, exemptions or approvals shall be in full force and effect on the date of the Closing; provided, however, that no provision of this Agreement shall be construed as requiring any party to accept, in connection with obtaining any other requisite approval, clearance or assurance of non-opposition, avoiding any challenge, or negotiating settlement, any condition that would materially change or restrict the manner in which the Company, the Surviving Corporation or 2Connect conducts or proposes to conduct its business, and no transfers of licenses shall occur prior to the Closing.

                  (c) None of the parties hereto shall be subject to any statute, rule, regulation, decree, ruling, injunction or other order issued by the Bankruptcy Court or any Governmental Entity of competent jurisdiction (collectively, an "Injunction") which prohibits, restrains, enjoins or restricts the consummation of the transactions contemplated by this Agreement.

                  (d) 2Connect and/or the Company shall have entered into a letter of intent or other agreement on or prior to the Effective Time with Sterne, Agee & Leach, Inc., or such other underwriter, group of investors or representative thereof to provide financing for the Surviving Corporation upon the terms, and subject to the conditions, set forth on EXHIBIT E hereto, or upon such other terms, and subject to such other conditions, as may be mutually agreed upon by the Company, 2Connect, and Sterne, Agee, & Leach, Inc. (or such other underwriter, group of investors, or representative).

         SECTION 7.02 CONDITIONS TO OBLIGATIONS OF THE SHAREHOLDERS. The obligations of the Shareholders to carry out the transactions contemplated by this Agreement, including the Merger are subject, at the option of the Shareholders, to the satisfaction, or waiver by Shareholders, of the following conditions:

                  (a) 2Connect and Acquisition shall have furnished the Company with a certified copy of all necessary corporate action on its behalf approving its execution, delivery and performance of this Agreement and each of the Collateral Agreements.

                  (b) All representations and warranties of 2Connect and Acquisition contained in this Agreement qualified by materiality shall be true and correct in all respects at Closing and all other representations and warranties of 2Connect and Acquisition contained in this Agreement shall be true and correct in all material respects at and as of the Closing, as if such representations and warranties were made at and as of the Closing, except for changes contemplated by the terms of this Agreement except as and to the extent that the facts and conditions upon which such representations and warranties are based are expressly required or permitted to be changed by the terms thereof, and 2Connect and Acquisition shall have performed and satisfied in all material respects all covenants and agreements required by this Agreement to be performed and satisfied by 2Connect and Acquisition at or prior to the Closing; provided, however, that no Shareholder shall be entitled to refuse to consummate the transaction in reliance upon its own breach or failure to perform.

                  (c) As of the Closing Date, no suit, action or other proceeding (excluding any such matter initiated by or on behalf of the Shareholders or the Company) shall be pending or threatened before any Governmental Authority seeking to restrain the Shareholders from effectuating the Merger or prohibit the Closing or seeking Damages against the Shareholders or the Company as a result of the consummation of this Agreement.

                  (d) 2Connect and Acquisition shall have executed and delivered to the Shareholders and the Company the documents referred to in Section 2.03 hereof.

                  (e) 2Connect's officer's and director's liability insurance policy shall have been renewed.

                  (f) 2Connect shall have provided to the Company the 2Connect Financial Statements, as described in Schedule 5.07.

                  (g) The Company shall be satisfied in its sole and absolute discretion with the Company's Due Diligence Investigation and shall have notified 2Connect in writing on or before May 15, 1998 that it has waived this condition precedent.

                  (h) The Company shall have received the opinion of counsel to 2Connect, dated as of the Closing Date, in form and substance reasonably satisfactory to the Company, as to the matters set forth on EXHIBIT F. In rendering such opinion, 2Connect's counsel may rely as to factual matters on certificates of officers and directors of 2Connect and Acquisition and on certificates of governmental officials, and as to legal matters on opinions of other counsel reasonably acceptable to the Shareholders and the Company.

         SECTION 7.03 CONDITIONS TO OBLIGATIONS OF 2CONNECT AND ACQUISITION. The obligations of 2Connect and Acquisition to carry out the transactions contemplated by this Agreement are subject, at the option of 2Connect, to the satisfaction, or waiver by 2Connect, of the following conditions:

                  (a) All of the Company Common Stock shall have been tendered to 2Connect.

                  (b) All representations and warranties of Shareholders and the Company contained in this Agreement qualified by materiality shall be true and correct in all respects at Closing and all other representations and warranties of the Shareholders and the Company contained in this Agreement shall be true and correct in all material respects at and as of the Closing as if such representations and warranties were made at and as of the Closing, except for changes contemplated by the terms of this Agreement except as and to the extent that the facts and conditions upon which such representations and warranties are based are expressly required or permitted to be changed by the terms thereof, and the Shareholders and the Company shall have performed and satisfied in all material respects all agreements and covenants required by this Agreement to be performed and satisfied by Shareholders and the Company at or prior to the Closing; provided, however, that neither 2Connect nor Acquisition shall be entitled to refuse to consummate the transaction in reliance upon its own breach or failure to perform.

                  (c) As of the Closing Date, no suit, action or other proceeding (excluding any such matter initiated by or on behalf of 2Connect) shall be pending or threatened before any court or governmental agency seeking to restrain 2Connect or Acquisition or prohibit the Closing or seeking Damages against 2Connect, Acquisition, the Company or its Properties as a result of the consummation of the transactions contemplated by this Agreement.

                  (d) All notices required to be given in connection with the transactions contemplated by this Agreement shall have been duly and timely given, and there shall not be any preferential purchase rights or consent requirements with respect to the transactions contemplated by this Agreement that have not expired or been waived.

                  (e) Except for matters disclosed in the Schedules hereto, since December 31, 1997 and up to and including the Closing there shall not have been:

                           (i) any change in the business, operations, prospects
or financial condition of the Company that had or would reasonably be likely to have a material adverse effect on the business, operations, prospects, Properties, securities or financial condition of the Company; and

                           (ii) any damage, destruction or loss to the Company
(whether or not covered by insurance) that had or would reasonably be likely to have a material adverse effect on the business, operations, prospects, Properties, securities or financial condition of the Company.

                  (f) 2Connect and Acquisition shall have received the opinion of Hines & Associates, P.A., counsel to the Company and the Shareholders, dated as of the Closing Date, in form and substance reasonably satisfactory to 2Connect, as to the matters set forth on EXHIBIT G. In rendering such opinion, Hines & Associates, P.A., may rely as to factual matters on certificates of officers, directors and shareholders of the Company and on certificates of governmental officials, and as to legal matters on opinions of other counsel reasonably acceptable to 2Connect.

                  (g) The Company shall have provided to 2Connect the Company Financial Statements which shall have been audited by the Company's independent certified public accountants and accompanied by a report of such certified public accountants. All costs related to such audit, regardless of whether or not the Merger is consummated, shall be paid from the proceeds received by the Company pursuant to the Investment (as defined in Exhibit E) or pursuant to the Bridge Debentures (as defined in Exhibit E). The selection of the Company's certified public accountants who perform the audit on the Company's Financial Statements is subject to the prior written approval of 2Connect. The parties acknowledge and agree that such audit is necessary in order to pursue the stock registration objectives described in Section 10.08 below.

                  (h) The Shareholders shall have executed and delivered to 2Connect and Acquisition the Articles of Merger.

                  (i) 2Connect shall have received the executed Employment Agreements from Robert L. McGinnis and James L. Ralph.

                  (j) All proceedings to be taken by Shareholders and the Company in connection with the transactions contemplated hereby and all documents incident thereto shall be satisfactory in form and substance to 2Connect and its counsel, and 2Connect and said counsel shall have received all such counterpart originals or certified or other copies of such documents as it or they may reasonably request.

                  (k) 2Connect shall have received written evidence, in form and substance satisfactory to 2Connect, of the consent to the transactions contemplated by this Agreement of all governmental, quasi-governmental and private third parties (including, without limitation, persons or other entities leasing real or personal property to the Company), except where the failure to have obtained any such consent would not have an adverse effect on the Company following the Closing.

                  (l) 2Connect shall be satisfied in its sole and absolute discretion with 2Connect's Due Diligence Investigation and shall have notified the Company in writing on or before May 15, 1998 that it has waived this condition precedent.

                                  ARTICLE VIII

                                    SURVIVAL

         SECTION 8.01. SURVIVAL OF REPRESENTATIONS AND WARRANTIES. Notwithstanding any right of any party to fully to investigate the affairs of the other parties and notwithstanding any knowledge of facts determined or determinable by such party pursuant to such investigation or right of investigation, each party has the right to rely fully upon the representations, warranties, covenants and agreements of the other parties contained in this Agreement, or in any certificate delivered pursuant to any of the foregoing; provided, that no party shall be entitled to rely on any representation or warranty made by the other parties herein to the extent that it has actual knowledge that such representation or warranty is untrue or incorrect in any material respect. Except as otherwise set forth below, all representations and warranties of the parties contained in this Agreement or in any certificate or other writing delivered pursuant hereto shall survive the Closing and expire one year from the date of the Closing; provided, however, that (i) the representations and warranties contained in Section 3.28 (Tax Matters) shall survive the Closing until the expiration of the statute of limitations applicable to the matters covered thereby and (ii) the representations and warranties contained in Article V shall survive the Closing and expire two years from the date of the Closing. Notwithstanding any contrary provision in this
Section 8.01 or this Agreement, the write-offs and chargebacks described in
Schedule 3.08 shall not be subject to indemnification hereunder and shall not be the responsibility of the Shareholders or the Company.

                                   ARTICLE IX

                                 INDEMNIFICATION


[THIS ARTICLE IX HAS BEEN INTENTIONALLY DELETED]

                                    ARTICLE X

                            POST-CLOSING OBLIGATIONS

         SECTION 10.01 FURTHER ASSURANCES. Following the Closing, each of the Company, the Shareholders and 2Connect shall execute and deliver such documents, and take such other action, as shall be reasonably requested by any other party hereto to carry out the transactions contemplated by this Agreement.

         SECTION 10.02 PUBLICITY. None of the parties hereto shall issue or make, or cause to have issued or made, any public release or announcement concerning this Agreement or the transactions contemplated hereby, without the advance approval in writing of the form and substance thereof by each of the other parties, and the parties shall endeavor jointly to agree on the text of any announcement or circular so approved or required.

         SECTION 10.03 CONFIDENTIALITY. The confidentiality provisions set forth in Section 9 of that certain letter dated February 28, 1998 from 2Connect to Robert L. McGinnis, Chief Executive Officer of the Company, shall survive, without modification, the execution of this Agreement and any termination hereof.

         SECTION 10.04 ACCESS TO RECORDS. From and after the Closing, (i) each of the Shareholders shall (A) permit 2Connect and its authorized employees, agents, accountants, legal counsel and other representatives to have access to the books, records, files, agreements and other information in the possession of the Shareholders or their respective Affiliates, and (B) use his or her best efforts to permit 2Connect and its authorized employees, agents, accountants, legal counsel and other representatives to have access to the employees, counsel, accountants and other representatives of the Shareholders and their respective Affiliates, in each case, to the extent and at all times reasonably requested by 2Connect for the purpose of investigating or defending any claim made against the Shareholders or the Company in connection with periods ending on or before the Closing Date and (ii) 2Connect shall use its best efforts to permit the Shareholders and their respective authorized employees, agents, accountants, legal counsel and other representatives to have access to the employees, counsel, accountants and other representatives of 2Connect, the Company and their Affiliates, in each case, to the extent and at all time reasonably requested by the Shareholders, or any of them, for the purpose of investigating or defending any claim made against the Shareholders in connection with Section 8.01.

         SECTION 10.05 NASDAQ SMALLCAP MARKET LISTING. Immediately after the Closing, the Shareholders, in their capacities as employees of 2Connect, shall use their best efforts to cause 2Connect to be approved for listing on the Nasdaq Stock Market's SmallCap Market, (or the successor to the NASDAQ SmallCap Market resulting from the consummation of the proposed AMEX/NASDAQ merger) after the Effective Date.

         SECTION 10.06 TAX REIMBURSEMENT TO SHAREHOLDERS. In the event that the Merger results in the imposition of income taxes or capital gains taxes to the Shareholders in excess of $10,000 in the aggregate, then 2Connect shall, after the Effective Date, reimburse the Shareholders for all income taxes or capital gains taxes, directly or indirectly, related to the Merger in excess of $10,000; provided, however, the Shareholders shall authorize and allow 2Connect to be involved in the preparation and filing of tax returns or an audit which give rise to the payment of the taxes referred to in this Section 10.06.

         SECTION 10.07 GLOBAL GROUP MARKETING, INC. As of the Closing, or immediately thereafter, 2Connect or Acquisition shall have repaid, refinanced, or assumed indebtedness owed by Global Group Marketing, Inc. to Southern Commerce Bank, such indebtedness having been previously personally guaranteed by at least one of the Shareholders.

         Section 10.08 REGISTRATION OF THE VOTING STOCK. After the Closing Date, 2Connect shall use its best commercial efforts to provide to each of the Shareholders, the holders of the Bridge Debentures, the holders of the Debentures, any of the private note holders of the Company contemplated in Exhibit E who convert their notes into Convertible Subordinated Debentures of 2Connect, and any other holders of securities which comprise any portion of the Investment, securities of 2Connect which have been registered with the U.S. Securities and Exchange Commission under the Securities Act of 1933, as amended, and applicable state securities commissions pursuant to any available mechanism including, but not limited to, the registration of their securities issued pursuant to this Agreement and/or the exchange of Common Stock of 2Connect for such securities in a recapitalization conducted under Section 368(a)(1)(E) of the Internal Revenue Code of 1986, as amended.

                                   ARTICLE XI

                                  MISCELLANEOUS

         SECTION 11.01 BROKERS. Regardless of whether the Closing shall occur,
(i) each Shareholder shall jointly and severally indemnify and hold harmless 2Connect and the Company from and against any and all liability for any brokers' or finders' fees arising with respect to brokers or finders retained or engaged by the Company or any of the Shareholders in respect of the transactions contemplated by this Agreement, and (ii) 2Connect shall indemnify and hold harmless the Shareholders from and against any and all liability for any brokers' or finders' fees arising with respect to brokers or finders retained or engaged by 2Connect in respect of the transactions contemplated by this Agreement.

         SECTION 11.02 NOTICES. Any notice, request, instruction, correspondence or other document to be given hereunder by any party hereto to another (herein collectively called "Notice") shall be in writing and delivered personally or mailed by registered or certified mail, postage prepaid and return receipt requested, or by telecopier, as follows:

         If to 2Connect:         2Connect Express, Inc.
                                 1700 NW 65th Avenue, Suite 4
                                 Plantation, Florida 33313
                                 Attention: Mr. Thomas H. Hicks
                                 Telecopy No.:  (954) 797-8636

         WITH A COPY TO:         Kelley, Drye & Warren, LLP
                                 201 S. Biscayne Boulevard
                                 2400 Miami Center
                                 Miami, Florida 33131
                                 Attention: Paul J. Battista, Esq.
                                 Telecopy No.: (305) 372-2490


         If to the Company:      Bobby Allison Cellular Systems of Florida, Inc.
                                 2055 Lake Avenue, S.E., Suite A
                                 Largo, Florida 34641
                                 Attention: Mr. Robert L. McGinnis
                                 Telecopy No.:(813) 581-4941

         WITH A COPY TO:         Hines & Associates, P.A.
                                 315 S. Hyde Park Avenue
                                 Tampa, Florida 33606
                                 Attention: Christopher H. Norman, Esq.
                                 Telecopy No.: (813) 254-6153

         If to the Shareholders: Mr. Robert L. McGinnis
                                 Mr. James L. Ralph
                                 2055 Lake Avenue, S.E., Suite A
                                 Largo, Florida 34641
                                 Telecopy No.:(813) 581-4941

         WITH A COPY TO:         Hines & Associates, P.A.
                                 315 S. Hyde Park Avenue
                                 Tampa, Florida  33606
                                 Attention:  Christopher H. Norman, Esq.
                                 Telecopy No.: (813) 254-6153

Each of the above addresses for notice purposes may be changed by providing appropriate notice hereunder. Notice given by personal delivery or registered mail shall be effective upon actual receipt. Notice given by telecopier shall be effective upon actual receipt if received during the recipient's normal business hours, or at the beginning of the recipient's next normal business day after receipt if not received during the recipient's normal business hours. All Notices by telecopier shall be confirmed by the sender thereof promptly after transmission in writing by registered mail or personal delivery. Anything to the contrary contained herein notwithstanding, notices to any party hereto shall not be deemed effective with respect to such party until such Notice would, but for this sentence, be effective both as to such party and as to all other persons to whom copies are provided above to be given.

         SECTION 11.03 GOVERNING LAW. The provisions of this agreement and the documents delivered pursuant hereto shall be governed by and construed in accordance with the laws of the State of Florida (excluding any conflict of law rule or principle that would refer to the laws of another jurisdiction). Each party hereto irrevocably submits to the jurisdiction of the Bankruptcy Court for so long as the proceedings of 2Connect remain open, and thereafter the Circuit Court located in Broward County, Florida, in any action or proceeding arising out of or relating to this Agreement or any of the Collateral Agreements, and each party hereby irrevocably agrees that all claims in respect of any such action or proceeding must be brought and/or defended in such court; provided, however, that matters which are under the exclusive jurisdiction of the Federal courts shall be brought in the Federal District Court for the Southern District of Florida. Each party hereto consents to service of process by any means authorized by the applicable law of the forum in any action brought under or arising out of this Agreement or any of the Collateral Agreements, and each party irrevocably waives, to the fullest extent each may effectively do so, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

         SECTION 11.04 REPRESENTATIONS AND WARRANTIES. Each of the representations and warranties of each of the parties to this Agreement shall be deemed to have been made at the date hereof and at and as of the Closing Date.

         SECTION 11.05 ENTIRE AGREEMENT, AMENDMENTS AND WAIVERS. This Agreement, together with all exhibits and schedules attached hereto, constitutes the entire agreement between the parties hereto pertaining to the subject matter hereof and supersedes all prior agreements, understandings, negotiations and discussions, whether oral or written, of the parties, and there are no warranties, representations or other agreements between the parties in connection with the subject matter hereof except as set forth specifically herein or contemplated hereby. No supplement, modification or waiver of this Agreement shall be binding unless executed in writing by the party to be bound thereby. No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provision hereof (regardless of whether similar), nor shall any such waiver constitute a continuing waiver unless otherwise expressly provided.

         SECTION 11.06 BINDING EFFECT AND ASSIGNMENT. Subject to the approval of the Bankruptcy Court, this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective permitted successors and assigns; but neither this Agreement nor any of the rights, benefits or obligations hereunder shall be assigned, by operation of law or otherwise, by any party hereto without the prior written consent of each other party. Nothing in this Agreement, express or implied, is intended to confer upon any person or entity other than the parties hereto and their respective permitted successors and assigns, any rights, benefits or obligations hereunder.

         SECTION 11.07 REMEDIES. The rights and remedies provided by this Agreement are cumulative, and the use of any one right or remedy by any party hereto shall not preclude or constitute a waiver of its right to use any or all other remedies. Such rights and remedies are given in addition to any other rights and remedies a party may have by law, statute, or otherwise.

         SECTION 11.08 EXHIBITS AND SCHEDULES. The exhibits and schedules referred to herein are attached hereto and incorporated herein by this reference. Disclosure of a specific item in any one schedule shall be deemed restricted only to the Section to which such disclosure specifically relates except where (i) there is an explicit cross-reference to another Schedule, and
(ii) 2Connect could reasonably be expected to ascertain the scope of the modification to a representation intended by such cross-reference.

         SECTION 11.09 MULTIPLE COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

         SECTION 11.10 REFERENCES. Whenever required by the context, and is used in this Agreement, the singular number shall include the plural and pronouns and any variations thereof shall be deemed to refer to the masculine, feminine, neuter, singular or plural, as the identification the person may require. References to monetary amounts and specific named statutes are intended to be and shall be construed as references to United States dollars and statutes of the United States of the stated name, respectively, unless the context otherwise requires.

         SECTION 11.11 SURVIVAL. Any provision of this Agreement which contemplates performance or the existence of obligations after the Closing Date, and any and all representations and warranties set forth in this Agreement, shall not be deemed to be merged into or waived by the execution and delivery of the instruments executed at the Closing, but shall expressly survive Closing for the time period set forth in Section 8.01 hereof and shall be binding upon the party or parties obligated thereby in accordance with the terms of this Agreement, subject to any limitations expressly set forth in this Agreement.

         SECTION 11.12 ATTORNEYS' FEES. In the event any suit or other legal proceeding is brought for the enforcement of any of the provisions of this Agreement, the parties hereto agree that the prevailing party or parties shall be entitled to recover from the other party or parties upon final judgment on the merits reasonable attorneys' fees (and sales taxes thereon, if any), including attorneys' fees for any appeal, and costs incurred in bringing such suit or proceeding, provided that any fees sought against 2Connect are approved by the Bankruptcy Court.

         SECTION 11.13 EXPENSES. Except as otherwise provided in subsection 7.03(g) and Section 10.06, the Company and the Shareholders shall be responsible for the payment of all expenses incurred by the Company and the Shareholders in connection with the Merger and the Plan, including all fees of attorneys, brokers, finders, accountants, and financial advisors, whether or not the Merger or the Plan shall be consummated. 2Connect and Acquisition shall be responsible for the payment of all expenses incurred by 2Connect and Acquisition in connection with the Merger and the Plan, including all fees of attorneys, brokers, finders, accountants, and financial advisors, whether or not the Merger or the Plan shall be consummated, subject to the approval of the Bankruptcy Court.

                                   ARTICLE XII

                                   DEFINITIONS

         Capitalized terms used in this Agreement shall have the respective meanings ascribed to such terms in this Article XII, unless otherwise defined in this Agreement.

         SECTION 12.01 AFFILIATE. The term "Affiliate" shall mean, with respect to any Person, any other Person controlling, controlled by or under common control with such Person. The term "Control" as used in the preceding sentence means, with respect to a corporation, the right to exercise, directly or indirectly, more than fifty percent (50%) of the voting rights attributable to the shares of the controlled corporation and, with respect to any Person other than a corporation, the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person.

         SECTION 12.02 COLLATERAL AGREEMENTS. The term "Collateral Agreements" shall mean any or all of the following agreements, the forms of which are attached hereto as exhibits to this Agreement, indicated below:

Exhibit C - Employment Agreement between 2Connect and Robert L. McGinnis

Exhibit D - Employment Agreement between 2Connect and James L. Ralph and any and all other agreements, instruments or documents required or expressly provided under this Agreement to be executed and delivered in connection with the transactions contemplated by this Agreement.

         SECTION 12.03 COMPANY ASSETS. The term "Company Assets" shall mean, with respect to the Company, all of the Properties, Contracts, and Permits, that were Used by the Company as of the Interim Balance Sheet Date and those Used by the Company at any time after that date until the Closing Date.

         SECTION 12.04 CONTRACT. The term "Contract" shall mean, all written or oral contracts to which 2Connect, Acquisition, the Company or the Shareholders is a party.

         SECTION 12.05 DAMAGES. The term "Damages" shall mean any and all damages, liabilities, obligations, penalties, fines, Judgments, claims, deficiencies, losses, costs, expenses and assessments (including without limitation income and other taxes, interest, penalties and attorneys' and accountants' fees and disbursements).

         SECTION 12.06 ENVIRONMENTAL LAW. "Environmental Law" shall mean any governmental statute, law, ordinance, code, rule, regulation, order or decree relating to or imposing liability or standards of conduct as may now in effect regarding any air emission, water discharge or use, storage, handling, generation or disposal of any Hazardous Substances, including, without limitation, the following, and all regulations promulgated thereunder or in connection therewith: the Comprehensive Environmental Response, Compensation, and Liability Act, the Clean Air Act, the Clean Water Act, the Toxic Substances Control Act, the Resource Conservation and Recovery Act, the Used Oil Recycling Act, the Occupational Safety and Health Act, the Federal Safe Drinking Water Act, the Federal Water Pollution Control Act, the Oil Pollution Act, the Emergency Planning and Community Right-to-Know Act, and all other federal, state, tribal and local laws, rules and regulations relating to protection of human health and the environment, reclamation of land, wetlands and waterways or relating to the use, storage, emissions, discharge, clean-up or release of Hazardous Substances on or into the work-place or the environment (including, without limitation, ambient air, oceans, waterways, wetlands, surface water, ground water (tributary and nontributary), land surface or subsurface strata) or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transportation or handling of contaminants, as all of the foregoing may be amended, supplemented and reauthorized from time to time.

         SECTION 12.07 GOVERNMENTAL AUTHORITIES. The term "Governmental Authorities" shall mean any nation or country (including but not limited to the United States) and any commonwealth, territory or possession thereof and any political subdivision of any of the foregoing, including but not limited to courts, departments, commissions, boards, bureaus, agencies, ministries or other instrumentalities.

         SECTION 12.08 HAZARDOUS SUBSTANCES. "Hazardous Substances" shall mean industrial, toxic or hazardous substances or wastes or other pollutants, contaminants, petroleum products, asbestos, polychlorinated biphenyls ("PCBs") or chemicals, all as defined and regulated under Environmental Law.

         SECTION 12.09 KNOWLEDGE. The term "Knowledge" shall mean the actual knowledge of a party or, in the case of the Company, 2Connect, or Acquisition any of their respective directors or executive officers with respect to the representation being made, and such knowledge of any such persons as reasonably should have obtained upon due investigation and inquiry into the representation being made.

         SECTION 12.10 LEGAL REQUIREMENTS. The term "Legal Requirements", when described as being applicable to any Person, shall mean any and all laws (statutory, judicial or otherwise), ordinances, regulations, judgments, orders, directives, injunctions, writs, decrees or awards of, and any Contracts with, any Governmental Authority, in each case as and to the extent applicable to such Person or such Person's business, operations or Properties.

         SECTION 12.11 PERMITS. The term "Permits" shall mean any and all permits or orders under any Legal Requirement or otherwise granted by any Governmental Authority.

         SECTION 12.12 PROPERTIES. The term "Properties" shall mean any and all properties and assets (real, personal or mixed, tangible or intangible).

         SECTION 12.13 PROPORTIONATE SHARE. The term "Proportionate Share" shall mean each Shareholder's respective percentage ownership interest in the Company as set forth on EXHIBIT A.

         SECTION 12.14 REGULATIONS. The term "Regulations" shall mean any and all regulations promulgated by the Department of the Treasury pursuant to the Internal Revenue Code of 1986, as amended.

         SECTION 12.15 TAXES. The term "Tax or Taxes" means any federal, state, local, foreign or other income, gross receipts, ad valorem, franchise, profits, sales or use, transfer, registration, excise, utility, environmental, communications, real or personal property, capital stock, license, payroll, wage or other withholding, employment, social security, severance, transfer, stamp, occupation, alternative or add-on minimum, estimated or other taxes of any kind whatsoever (including, without limitation, fines, deficiencies, penalties, additions to tax, and interest attributable thereto) whether disputed or not.

         SECTION 12.16 USED. The term "Used" shall mean, with respect to the Properties, Contracts or Permits of the Company or the Subsidiary, those owned, leased, licensed or otherwise held by the Company or the Subsidiary which were acquired for use or held for use by the Company or the Subsidiary in connection with the Company's business and operations, whether or not reflected on the Company's or the Subsidiary's books of account.

         SECTION 12.17 2CONNECT ASSETS. The term "2Connect Assets" shall mean, with respect to 2Connect, all of the Properties, Contracts, and Permits, that were Used by 2Connect as of the Interim Balance Sheet Date and those Used by 2Connect at any time after that date until the Closing Date.

                                  ARTICLE XIII

         Notwithstanding any contrary provision of, or contrary interpretation of, this Agreement, the obligations of the Company and the Shareholders to consummate the transactions contemplated by this Agreement, including the Merger, are subject to the condition precedent set forth in this Article XIII with respect to that certain lawsuit filed in Jefferson County, Alabama, the case number being CV-9802407 ("the Lawsuit"), the plaintiffs being Bartz-Michalski Trust, Robert E. Thorn R/O IRA, Nancy M. Thorn & Robert E. Thorn JTWROS, and Nancy M. Thorn IRA, on behalf of themselves and others similarly situated, and the defendants being Marc D. Fishman, Steve Stedman, Ira Neimark, David Colby, Lynn Tilton, Arnold Jaffee, and Sterne, Agee & Leach, Inc. If the Company and the Shareholders conclude, in their sole discretion, that the Lawsuit may adversely affect, directly or indirectly, the Company, the Shareholders, 2Connect, Acquisition, the Merger, or any transaction contemplated by this Agreement, then the Corporation and the Shareholders shall be entitled to terminate this Agreement prior to the consummation of the Merger; provided, further, any such termination shall not cause the Company and the Shareholders to have any liability, directly or indirectly, with respect to this Agreement, and this Agreement shall be deemed to be void ab initio.

 EXECUTED as of the date first written above.

                                 2CONNECT EXPRESS, INC.

                                 By: /s/ Thomas H. Hicks
                                    -----------------------------------
                                    Name: Thomas H. Hicks
                                         ------------------------------
                                    Title:  CEO (Interim)
                                          -----------------------------

                                 2CONNECT ACQUISITION CORP.

                                 By: /s/ Thomas H. Hicks
                                    -----------------------------------
                                    Name: Thomas H. Hicks
                                         ------------------------------
                                    Title:  CEO (Interim)
                                          -----------------------------


                                 BOBBY ALLISON CELLULAR SYSTEMS OF
                                 FLORIDA, INC.


                                 By: /s/ Robert L. McGinnis
                                    -----------------------------------
                                    Name: Robert L. McGinnis
                                         ------------------------------
                                    Title: CEO
                                          -----------------------------


                                 SHAREHOLDERS:

                                 /s/ Robert L. McGinnis
                                 -----------------------------------
                                 Robert L. McGinnis


                                 /s/ James L. Ralph
                                 -----------------------------------
                                 James L. Ralph

                                   EXHIBIT B
                                   ---------

o        Current ownership of the Company Common Stock referred to in Section
         3.02 of the Merger Agreement:

                                      Number                   Ownership
Name of Shareholder                 of Shares                 Percentage
-------------------                 ---------                 ----------

Robert L. McGinnis                  2,000                        50%
James L. Ralph                      2,000                        50%
                                    -----                       ----
                                    4,000                       100%
                                    =====                       ====

o The Voting Stock to be received by Shareholders, as referred to in subsection 1.05(a) of the Merger Agreement, shall be allocated equally between Robert L. McGinnis and James L. Ralph.

                                   EXHIBIT C

                              EMPLOYMENT AGREEMENT

         THIS EMPLOYMENT AGREEMENT ("this Agreement") is made and entered into to be effective for all purposes as of the _____ day of ________________, 1998 ("the Effective Date"), by and between 2Connect Express, Inc. ("Employer"), a corporation organized and existing under the laws of the State of Florida, and ROBERT L. McGINNIS ("Employee"), a Florida resident.

                              W I T N E S S E T H:
                              - - - - - - - - - -

         1. EMPLOYMENT. Employer hereby employs Employee as its Chief Executive Officer and Employee hereby accepts such employment upon the terms and conditions hereinafter set forth.

         2. TERM. Subject to the provisions of termination set forth hereinbelow, the initial term of this Agreement shall commence on the Effective Date and shall expire three (3) years thereafter ("the Initial Term"). The Initial Term shall be comprised of three (3) consecutive twelve (12) month periods; moreover, for the purposes of this Agreement, each such period is hereinafter referred to as a "twelve (12) month period", wherever such terminology appears in this Agreement. Upon expiration of the Initial Term, this Agreement shall be automatically renewed for successive one (1) year terms unless sooner terminated in accordance with the provisions of termination set forth hereinbelow. For the purposes of this Agreement, all references to "the term of this Agreement", "the term hereof", the "term", or similar terminology shall include the Initial Term and each renewal term; moreover, each renewal term is hereinafter referred to as a "twelve (12) month period", wherever such terminology appears in this Agreement.

         3. COMPENSATION.

         (a) During the first twelve (12) month period of this Agreement, Employer shall pay Employee an annual salary of $135,000; provided further, such salary shall be paid in periodic installments in accordance with Employer's customary payroll practices. Upon the completion of each twelve (12) month period of this Agreement, Employer's Board of Directors shall review Employee's annual salary to determine Employee's annual salary with respect to the twelve (12) month period immediately succeeding such completed twelve (12) month period; however, Employee's annual salary for such immediately succeeding twelve (12) month period shall, at a minimum, be six percent (6%) more than Employee's annual salary for such completed twelve (12) month period.

(b) Employer uses [A CALENDAR YEAR ENDING DECEMBER 31 OR A FISCAL YEAR ENDING ________________] for financial accounting and reporting purposes ("Employer Year"). With respect to each partial or full Employer Year in which all or part of any twelve (12) month period of this Agreement is included, Employee shall be entitled to receive incentive compensation determined with reference to each such Employer Year, as provided for in this Subsection (b). Employee shall be entitled to receive incentive compensation determined with reference to the net income earned during the partial Employer Year commencing as of the effective time ("the Effective Time") of the merger between 2Connect Acquisition Corp. and Bobby Allison Cellular Systems of Florida, Inc., pursuant to that certain merger agreement among 2Connect Acquisition Corp., Bobby Allison Cellular Systems of Florida, Inc., and Employer. For the purpose of this Agreement, the Effective Time shall have the same meaning as that set forth in such merger agreement. Employee shall also be entitled to receive incentive compensation determined with reference to the net income earned during each full and partial Employer Year occurring subsequent to the partial Employer Year that commenced as of the Effective Time. For the purposes of this Subsection (b), each full and partial Employer Year with respect to which Employee's incentive compensation is to be determined is hereinafter referred to as an "Applicable Employer Year". Employer's Board of Directors shall establish and approve an incentive compensation plan with respect to Employee that incorporates the provisions of this Subsection (b); however, Employee's incentive compensation with respect to each Applicable Employer Year shall, at a minimum, be an amount equal to two percent (2%) of Employer's net income for such Applicable Employer Year. The term "net income", as used in this Subsection (b), shall be determined in accordance with generally accepted accounting principles applied consistently with respect to each Applicable Employer Year; provided, however, any incentive compensation, bonuses, or other performance-based compensation paid to any stockholders of Employer employed by Employer, and to any stock option holders or any stock warrant holders employed by Employer, shall be eliminated in calculating net income, and any net operating losses and net operating loss carryforwards attributable to periods of time that occurred prior to the Effective Date shall be eliminated in calculating net income. The incentive compensation with respect to each Applicable Employer Year shall be paid to Employee within ninety (90) days after the last day of such Applicable Employer Year.

         4. FRINGE BENEFITS.

         (a) BENEFIT AND RETIREMENT PLANS. Upon meeting the applicable eligibility requirements, Employee shall be entitled to be a participant in any employee benefit plans, retirement plans, and deferred compensation plans maintained by Employer.

         (b) HEALTH INSURANCE. During the term of this Agreement, Employer shall provide and maintain health insurance coverage for Employee. Such health insurance shall cover Employee, Employee's spouse, and Employee's dependents. Employer shall pay all of the health insurance premiums for Employee's coverage and for coverage of Employee's spouse and dependents. Except as otherwise provided by the foregoing provisions of this Subsection (b), such health insurance coverage shall be comparable to the health insurance coverage provided to Employee by his former employer, namely Bobby Allison Cellular Systems of Florida, Inc., a Florida corporation.

         (c) BUSINESS LIABILITY INSURANCE. During the term of this Agreement, Employer shall, at its expense, acquire and maintain business liability insurance coverage as may be necessary to protect Employee for any claims arising out of Employee's conduct, acts, or omissions arising within the scope of employment hereunder.

         (d) AUTOMOBILE. During the term of this Agreement, Employer shall, at its expense, provide Employee with an automobile for use by Employee in connection with rendering services on behalf of Employer; moreover, with respect to Employee's use of such automobile, Employer shall pay directly, or reimburse Employee for, any expenses that are directly or indirectly related to Employee's performance of services on behalf of Employer or to the furtherance of Employer's business. Notwithstanding the foregoing provisions of this Subsection (d), during the term of this Agreement, in lieu of providing Employee with such automobile and covering such expenses, Employer shall, at Employee's request and in Employee's sole discretion, provide employee with an automobile allowance in the event Employee desires to use his personal automobile instead of using an automobile provided by Employer.

         (e) BUSINESS EXPENSES. During the term of this Agreement, Employer shall pay directly, or reimburse Employee for, reasonable business expenses incurred by Employee that are directly or indirectly related to Employee's performance of services on behalf of Employer or to the furtherance of Employer's business. Employee shall keep appropriate records and documentation for such expenses in accordance with policies established by Employer and communicated to Employee.

         (f) SUPPLEMENTAL RETIREMENT BENEFIT. In addition to any retirement plans or deferred compensation plans of Employer in which Employee is entitled to participate, Employer shall establish for Employee's benefit a supplemental retirement plan through the use of a split-dollar life insurance arrangement ("the Split-Dollar Plan"). To implement the Split-Dollar Plan, Employee shall obtain, in Employee's name, a permanent life insurance policy ("the Policy") in a face amount that will cause the annual premium for the Policy to exceed the annual cost of term life insurance protection on the life of Employee by $15,000 ("Excess Premium"). Employee shall be the owner of the Policy; moreover, Employee shall execute a collateral assignment in favor of Employer. Employer shall pay all premiums with respect to the Policy. Each Excess Premium shall be credited to cash surrender value. Each Excess Premium, as well as all earnings thereon, shall be set aside for Employee's benefit. In the event the use of any Excess Premium in the foregoing manner causes Employee to recognize taxable income, Employer shall pay to Employee a bonus that will provide Employee with a net amount that is sufficient to pay income taxes attributable to such use of such Excess Premium. As long as the Split-Dollar Plan is in force,

Employer shall be entitled to receive the death benefit attributable to the term life insurance protection on the life of Employee; provided, however, Employee's designated beneficiary or beneficiaries shall be entitled to receive any remaining death benefit that is not attributable to such term life insurance protection. Upon the termination of the Split-Dollar Plan, which termination shall occur in the event Employee's employment hereunder is terminated for any reason whatsoever, Employee's designated beneficiary or beneficiaries shall be entitled to receive all death benefits from the Policy. The net cash surrender value of the Policy shall at all times be the sole and exclusive property of Employee. In connection with Employer's implementation of the Split-Dollar Plan, Employer and Employee shall execute a definitive agreement for the same; provided, however, at a minimum, such agreement shall incorporate the provisions of this Subsection (f).

         (g) DISABILITY INSURANCE. During the term of this Agreement, Employer shall, at its expense, provide and maintain disability insurance coverage for the benefit of Employee. Such coverage shall pertain to both partial disability and total disability; moreover, such coverage shall, at all times, permit Employee to receive the maximum disability benefit allowed by the applicable insurer, as determined with respect to Employee's compensation.

         (h) STOCK OPTIONS. During the term of this Agreement, Employee shall be entitled to participate in Employer's stock option plan with respect to Employer's capital stock. Such stock option plan provides all of Employer's employees with grants to purchase, on an aggregate basis, ten percent (10%) of the issued and outstanding capital stock of Employer. Employee's participation rights with respect to such stock option plan shall, at a minimum, be identical to the rights possessed by other executive and management employees of Employer under such stock option plan.

         (i) SEVERANCE COMPENSATION. If Employee terminates Employee's employment hereunder pursuant to Section 10(c) hereinbelow, then in addition to the compensation and benefits to which Employee is otherwise entitled as of such termination date, Employer shall pay to Employee as severance compensation an amount equal to two-thirds (2/3) of Employee's annual salary in effect immediately prior to such termination. If Employer terminates Employee's employment hereunder pursuant to Section 10(c) hereinbelow with respect to any renewal term, then in addition to the compensation and benefits to which Employee is otherwise entitled as of such termination date, Employer shall pay to Employee as severance compensation an amount equal to one-fourth (1/4) of Employee's annual salary in effect immediately prior to such termination.

         (j) OTHER BENEFITS. During the term of this Agreement, in addition to the fringe benefits discussed hereinabove, Employee shall be entitled to participate in any other fringe benefits that are generally made available by Employer to other executive and management employees of Employer.

         5. DUTIES. Employee is hereby engaged to render services, on behalf of Employer, in accordance with the laws of the State of Florida, applicable federal and state laws and regulations, and any applicable ethics rules. Employee shall perform the duties that are assigned from time to time by Employer's Board of Directors. Employer and Employee acknowledge and agree that Employee shall perform such duties customarily performed by similarly situated executive and management employees of companies of a size and stature qualitatively and quantitatively comparable to Employer.

         6. DEVOTION OF FULL-TIME TO EMPLOYER'S BUSINESS. During the term of this Agreement, Employee shall devote Employee's full attention and best efforts to the business of Employer. Except as otherwise provided in this
Section 6, during the term of this Agreement, Employee shall not engage in or carry on or be employed by, directly or indirectly, any other business or profession, whether or not such other business or profession is in competition with Employer's business. Employee shall not write with respect to, or speak on, any aspect of Employer's business, without the prior written consent of Employer. Employee may, with the advance approval of Employer, seek and accept any elective or appointive office or position within any recognized trade or business association, attend meetings, seminars and conventions, and perform such other business activities as may be mutually agreed upon by Employee and Employer. Nothing herein contained shall prohibit Employee from investing or trading in stocks, bonds, commodities or other securities or forms of investments, including real property, provided such activities do not require an unreasonable amount of time by Employee and do not otherwise adversely affect Employer's business or Employee's performance of services on behalf of Employer under this Agreement.

         7. BUSINESS OF EMPLOYER.

         (a) BUSINESS POLICIES AND PROCEDURES. Employer shall have the authority to establish from time to time the business policies and procedures to be followed by Employee in performing services for Employer. Employee shall comply with all such policies and procedures, including Employer's drug testing policies and procedures.

         (b) CLIENTELE. Employer shall have the authority to determine who shall be accepted as clients, customers, and contractors of Employer, and Employee recognizes that such accepted clients, customers, or contractors are Employer's, not Employee's clients, customers, or contractors.

         8. VACATIONS. With respect to the each twelve (12) month period of this Agreement, Employee shall be entitled to paid vacation, at times to be determined by Employer, in the manner most convenient to Employer's business, and in accordance with Employer's policies. Such policies shall be comparable to those commonly established by companies of a size and stature qualitatively and quantitatively comparable to Employer. Unused vacation days shall be carried over into future periods. In the event Employee's employment hereunder is terminated for any reason whatsoever, Employer shall pay additional compensation to Employee for any unused vacation days, based on Employee's annual salary in effect as of the date of such termination.

         9. ILLNESS OR INCAPACITY.

         (a) If Employee becomes unable to devote the required time to the business of Employer during the term of this Agreement because of illness, incapacity, or disability, then during the period commencing with the date of such illness, incapacity, or disability and ending ninety (90) days thereafter, Employee shall continue to receive Employee's annual salary with respect to such period, in accordance with Section 3(a) hereinabove. Any amounts due to Employee pursuant to this Subsection (a) shall be reduced by the amount of disability benefits received by Employee as a result of disability insurance coverage purchased and paid for by Employer.

         (b) If Employee shall not have resumed his duties on or before the last day of the period specified in Subsection (a) immediately above, then Employee's employment hereunder shall be deemed terminated as of the end of said period, provided that Employee is then receiving disability benefits. If employee is not receiving disability benefits as of the end of said period, Employer shall commence to pay to Employee monthly payments based on two-thirds (2/3) of Employee's annual salary in effect immediately prior to Employee's illness, incapacity, or disability.

         (c) If Employee resumes his duties at any time on or before the last day of the period specified Subsection (a) immediately above, and if Employee continues to devote his required time to the business of Employer for at least thirty (30) days following resumption of his duties, then the period specified in Subsection (a) immediately above shall be deemed a separate and an independent period with respect to any illness, incapacity, or disability of Employee that arises after said resumption of duties and said devotion of time to Employer's business, and any subsequent period specified in Subsection (a) immediately above shall commence to run in the event of Employee's failure to carry out his duties after said resumption of duties and said devotion of time, because of illness, incapacity, or disability. However, if such resumed period of work is less than thirty (30) days, the portion of the period specified in Subsection (a) immediately above that immediately precedes Employee's resumed period of work shall be aggregated with the period of illness or incapacity immediately following Employee's resumed period of work and treated as a single period in determining the payments and the periods of time set forth in Subsection (a) immediately above and in determining the termination date of Employee's employment pursuant to Subsection (b) immediately above.

         (d) Any dispute regarding the existence, extent, or continuance of Employee's illness, incapacity, or disability shall be resolved by the determination of a majority of three (3) competent and reputable physicians who are not employees or contractors of Employer, one of whom shall be selected by Employee, one of whom shall be selected by Employer, and the third of whom shall be selected jointly by the other two (2) physicians. The determination of said physicians shall be binding upon the parties hereto. The costs of such determination shall be borne by Employer.

         10. TERMINATION OF EMPLOYMENT.

         (a) Employee may terminate his employment hereunder, without cause, upon ninety (90) days prior written notice. Upon Employer's receipt of such notice from Employee, Employer shall have the right to pay Employee, in advance, the compensation to which Employee is otherwise entitled for such ninety (90) day period and demand that Employee physically leave Employer's business premises; provided, further, Employer shall pay to Employee any other compensation and benefits to which Employee is entitled as of such termination date by virtue of any other provisions of this Agreement. With respect to any renewal term, either party may terminate Employee's employment hereunder upon written notice, without cause, provided such notice is given at least one hundred twenty (120) days prior to the commencement of such renewal term; provided, further, Employer shall pay to Employee any compensation and benefits to which Employee is entitled as of such termination date.

         (b) Except as otherwise provided in Subsection (a) immediately above, Employer may terminate the employment of Employee hereunder, without notice, only upon Employee's failure to perform the duties assigned to him by Employer's Board of Directors, or for good cause. For the purpose of this Agreement, the term "good cause" shall mean: (1) a pattern of conduct which tends to hold Employer up to ridicule, or which adversely affects Employer, in the business community pertaining to Employer's business, (2) engaging in conduct disloyal to Employer, (3) non-diligent performance of duties, (4) failure to appear for work during regularly scheduled hours without a sufficient reason, (5) conviction of any felony crime, and (6) dependence upon, or abuse of, any addictive substance, including but not limited to, alcohol, amphetamines, barbiturates, LSD, cocaine, marijuana, or narcotic drugs. Notwithstanding the foregoing, Employee's employment may not be terminated for any conduct set forth in clauses (1) through (4) above unless such conduct continues after Employer has served written demand on Employee to cease or rectify such conduct and Employee has failed to comply with such demand. For the purposes of clause (6) above, a determination of such dependence or such abuse shall be made by the decision of a majority of three (3) competent and reputable physicians who are not employees or contractors of Employer, one of whom shall be selected by Employer, one of whom shall be selected by Employee, and the third of whom shall be selected jointly by the other two (2) physicians; provided, further, the determination of said physicians shall be binding upon the parties hereto, and the costs of such determination shall be borne by Employer.

         (c) Employee may immediately terminate his employment with Employer hereunder, without notice, upon Employer's breach of any material provision of this Agreement.

         11. EMPLOYEE PURCHASE OF INSURANCE UPON TERMINATION.

         (a) Except for and excluding any life insurance policies that are the subject matter of the Split-Dollar Plan (which policies shall be exclusively governed by Section 4(f) hereinabove), in the event of the termination of Employee's employment for any reason whatsoever, other than the death of Employee, then and in that event, Employee shall be entitled to purchase from Employer at any time within thirty (30) days after the effective date of the termination of his employment any life insurance policies on the life of Employee that are owned by Employer. The purchase price of such policies shall be equal to the sum of the following items:

                  (1) the cash surrender value thereof, if any, calculated on a prorated basis to the date of termination, exclusive of any dividend, dividend accumulations or policy loans, but inclusive of the cash value of any paid-up insurance additions; plus

                  (2) the prorated portion of any premiums paid prior to such termination date which covers a period extending beyond such termination date; plus

                  (3) any dividends or dividend accumulations, and less

                  (4) any policy loan plus interest then due.

         (b) Employer shall have the right to deduct from any payment of compensation owed to Employee, the purchase price described in Subsection (a) above, or any portion thereof.

         12. COVENANT NOT TO COMPETE.

         (a) Employee recognizes and agrees that by virtue of his employment with Employer, he will be afforded opportunities to become known to various referral sources, clients, customers, and contractors of Employer, and prospective clients, customers, and contractors of Employer. Employee recognizes that these opportunities are valuable rights, are of great personal benefit to him in his professional or business endeavors, and therefore provide a sufficient basis for the restrictive covenants contained herein. In recognition of the above, and in further consideration of this Agreement, Employee further agrees that, during the term of this Agreement and for a period of twelve (12) months from the date of the termination of Employee's employment with Employer for any reason whatsoever, Employee shall not directly within the "restricted geographical area" enter into or engage in any endeavors in competition with the business of Employer as it exists as of the termination of Employee's employment, as an individual on his own account, or as a partner, an employee or an agent for any partnership, entity, or corporation, or as an officer or a director of a corporation. For the purpose of this Agreement, the "restricted geographical area" shall encompass the following area: the ten (10) mile radius of each retail store at which Employer is conducting business as of the termination of Employee's employment.

         (b) The period of time during which Employee is prohibited from engaging in the business practices specified in Subsection (a) above shall be extended by any length of time during which Employee is in breach of any covenant specified in Subsection (a) above.

         (c) It is acknowledged and agreed by the parties hereto that the foregoing restrictive covenants are essential elements of this Agreement, and that, but for the agreement of Employee to comply with such covenants, Employer would not have agreed to enter into this Agreement. Such covenants by Employee shall be construed as agreements independent of any other provision in this Agreement. The existence of any claim or cause of action of Employee against Employer, whether predicated on this Agreement or otherwise, shall not constitute a defense to the enforcement by Employer of such covenants.

         (d) It is agreed by parties hereto that if any covenant set forth in this Section 12 is held to be unreasonable, arbitrary, or against public policy, then such covenant shall be considered divisible both as to time and as to geographical area. Employer and Employee agree that, if any court of competent jurisdiction determines the specified time period or the specified geographical area to be unreasonable, arbitrary, or against public policy, then a lesser time period or geographical area which is determined to be reasonable, non-arbitrary, and not against public policy may be enforced against Employee. Employer and Employee agree that the foregoing covenants are appropriate and reasonable when considered in light of the nature and extent of the business conducted by Employer.

         (e) In the event of the breach or threatened breach by Employee of the covenants contained herein, Employee agrees that Employer shall be entitled to injunctions, both preliminary and final, upon Employer's providing bond or security, enjoining and restraining such breach or threatened breach, and such remedies shall be in addition to all other remedies which may be available to Employer either at law or in equity. Employer and Employee agree and acknowledge that a violation of any covenant contained herein shall cause Employer to suffer irreparable damages and Employee agrees that he is estopped from subsequently asserting in any action to enforce the provisions of any covenant contained herein that Employer has an adequate remedy at law and therefore is not entitled to injunctive relief.

         (f) Notwithstanding anything contained herein to the contrary, this
Section 12 shall not be applicable if Employee's employment is terminated for any reason whatsoever within twelve (12) months after the Effective Date.

         13. BUSINESS RECORDS. All business records, contracts, business documents, and data of any type concerning clients, customers, or contractors of Employer, or concerning any aspect of Employer's business, shall be and shall remain the property of Employer, notwithstanding the subsequent termination of this Agreement for any reason whatsoever. Employee hereby agrees that any and all of the aforesaid items, and any directly or indirectly related information of any nature, are solely Employer's property. Employee further agrees that upon the termination of his employment at any time for any reason whatsoever, any and all of the aforesaid items, and any directly or indirectly related information of any nature, shall continue to be Employer's property. Employee further agrees that now and upon termination of his employment at any time for any reason whatsoever, such aforesaid items and such related information shall not be removed from Employer's premises and shall not be copied by facsimile, notation or otherwise, without the prior written consent of Employer or Employer's Board of Directors.

         14. DISCLOSURE. During the term of this Agreement, Employee shall disclose, and disclose only to Employer, all ideas, methods, plans, development or improvements known by him which relate directly or indirectly to the business of Employer, whether acquired by Employee before or during his employment with Employer; provided, however, nothing in this Section 14 shall be construed as requiring any such communication or disclosure where the idea, plan, method, development, or improvement is lawfully protected from disclosure as a trade secret of a third party or by any other lawful prohibition against such communication or disclosure.

         15. CONFIDENTIALITY. Employee agrees to keep in strict secrecy and confidence any and all information Employee assimilates or to which he has access during his employment with Employer, and which has not been publicly disclosed and is not a matter of common knowledge in the business in which Employer is engaged. Employee agrees that both during and after the term of his employment with Employer, he will not, without the prior written consent of Employer or Employer's Board of Directors, disclose any such confidential information to any third person, individual, partnership, joint venture, company, limited liability company, corporation, organization, or other entity.

         16. SPECIFIC PERFORMANCE. Employee agrees that damages at law will be an insufficient remedy to Employer in the event that Employee violates the terms of Sections 12, 13, 14, or 15 of this Agreement, and that Employer, upon application to a court of competent jurisdiction, shall be entitled to obtain injunctive relief to enforce the provisions of such Sections, which injunctive relief shall be in addition to any other rights or remedies available to Employer. Employee shall reimburse Employer for all costs and expenses that directly or indirectly relate to Employer's successful enforcement of the terms of Sections 12, 13, 14, or 15 of this Agreement, including reasonable attorneys' fees incurred before trial, at trial, and in any appellate, arbitration, or mediation proceedings; provided, further, Employer shall reimburse Employee for all costs and expenses that directly or indirectly relate to Employee's successful defense of the terms of Section 12, 13, 14, or 15 of the this Agreement, or to Employer's unsuccessful enforcement of the terms of Section 12, 13, 14, or 15 of this Agreement, including reasonable attorneys' fees incurred before trial, at trial, and in any appellate, arbitration, or mediation proceedings.

         17. COMPLIANCE WITH OTHER AGREEMENTS. Employee represents and warrants that the execution of this Agreement by him and the performance of his obligations hereunder will not conflict with, result in a breach of, cause the termination of, or constitute a default under any other agreement to which Employee is a party or by which Employee is or may be bound. Employee agrees and promises to indemnify and hold harmless Employer from all loss, liability, claims, and expenses of any kind whatsoever, to which Employer is or might be subjected, either directly or indirectly, as a result of a breach by Employee of the representation and warranty specified in this Section 17.

         18. NOTICE TO PARTIES. Any notice or other communication which is required or which may be given under this Agreement shall be in writing and shall be deemed to be effective (a) upon receipt if personally delivered or transmitted by telecopy or similar electronic transmission method; (b) upon receipt, if sent by recognized expedited delivery service; and (c) upon receipt, if mailed certified mail, return receipt requested, first class postage prepaid. In each case, notice shall be given to the parties hereto at the following addresses:

         To Employer at:                           2Connect Express, Inc.
                                                   1700 NW 65th Avenue, Suite 4
                                                   Plantation, Florida 33313
                                                   Attn:____________________
                                                   Facsimile No. 954-797-8636

         With copy to:                             ----------------------------

                                                   ----------------------------

                                                   ----------------------------

                                                   ----------------------------

                                                   ----------------------------

                                                   ----------------------------


         To Employee at:                           ----------------------------

                                                   ----------------------------

                                                   ----------------------------

                                                   ----------------------------

                                                   ----------------------------
                                                   Facsimile No.
                                                                ---------------

         With a copy to:                           Christopher H. Norman, Esq.
                                                   Hines & Associates, P.A.
                                                   315 South Hyde Park Avenue
                                                   Tampa, Florida 33606
                                                   Facsimile No. 813-254-6153

Either party may change such party's address for the purposes of this Agreement by giving written notice of the new address to the other party in accordance with any medium described hereinabove. Rejection or other refusal to accept delivery of any notice or communication required or permitted to be given under this Agreement shall cause the same to be effective when sent. The inability to deliver any notice or communication required or permitted to be given under this Agreement because of a changed address for which no notice was given shall cause the same to be effective when sent.

         19. WAIVER OF BREACH. No assent or waiver, express or implied, of any breach of any one or more of the covenants, conditions or provisions of this Agreement shall be deemed a waiver of any subsequent breach, or a waiver of any other covenant, condition or provision of this Agreement.

         20. BINDING EFFECT. The rights and obligations of the parties under this Agreement shall inure to the benefit of, and shall be binding upon, the respective heirs, devisees, executors, administrators, legal representatives, personal representatives, successors and assigns of the parties.

         21. GOVERNING LAW. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Florida. The state courts of Florida shall have exclusive jurisdiction over any judicial proceeding relating to any dispute arising out of the interpretation, performance, or breach of this Agreement.

         22. ENTIRE AGREEMENT. This Agreement contains all representations and the entire understanding and agreement between the parties. Correspondence, memoranda or agreements, whether written or oral, originating before the date of this Agreement are replaced in total by this Agreement unless otherwise specifically provided for in this Agreement.

         23. ATTORNEY'S FEES. The prevailing party to a dispute between, or litigation between, the parties hereto, if said dispute or litigation relates to this Agreement, shall be entitled to reimbursement from the non-prevailing party or parties for such prevailing party's reasonable costs and expenses, including reasonable attorneys' fees. For purposes of this Agreement, the "prevailing party" shall be deemed to be that party who obtains substantially the result sought, whether by settlement, mediated or otherwise, dismissal, or judgment. For purposes of this Agreement, the term "reasonable attorneys' fees" shall include, without limitation, the actual attorneys' fees incurred in retaining counsel for advice, negotiations, suit, appeal, or any other legal proceeding, including mediation and arbitration.

         24. HEADINGS. The titles and headings of the various sections of this Agreement are intended solely for convenience of reference and are not intended to explain, modify or place any interpretation upon any of the provisions of this Agreement.

         25. AMENDMENT. This Agreement may be amended only by a writing signed by both of the parties hereto.

         26. SEVERABILITY. If any part of this Agreement is determined to be illegal or unenforceable, all other parts shall be given effect separately and shall not be affected.

         27. ADDITIONAL DOCUMENTS. Each party hereto agrees to execute and acknowledge, if required, any and all other documents and writings which may be necessary to carry out the purposes and provisions of this Agreement.

         28. COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

         29. INTERPRETATION. The language used in this Agreement shall not be construed in favor of or against either of the parties hereto, but shall be construed as if both of the parties hereto prepared this Agreement. The language used in this Agreement shall be deemed to be the language chosen by the parties hereto to express their mutual intent, and no rule of strict construction shall be applied against any such party.

         IN WITNESS WHEREOF, the parties have executed this Agreement on the dates or date set forth hereinbelow to be effective as of the Effective Date

                                            2CONNECT EXPRESS, INC.

                                            By:
------------------------------                 --------------------------------
Robert L. McGinnis                          Printed Name:
                                                         ----------------------
                                            Title:       Its President
Date:                                       Date:
     -------------------------                   ------------------------------


                                            By:
                                               --------------------------------
                                            Printed Name:
                                                         ----------------------
                                            Title:       Its Secretary
                                            Date:
------------------------------                   ------------------------------
Signature of Witness


------------------------------
Printed Name of Witness


------------------------------
Signature of Witness


------------------------------
Printed Name of Witness

                                    EXHIBIT D
                                    ---------

                              EMPLOYMENT AGREEMENT
                              --------------------

         THIS EMPLOYMENT AGREEMENT ("this Agreement") is made and entered into to be effective for all purposes as of the _____ day of ________________, 1998 ("the Effective Date"), by and between 2Connect Express, Inc. ("Employer"), a corporation organized and existing under the laws of the State of Florida, and JAMES L. RALPH ("Employee"), a Florida resident.

                              W I T N E S S E T H:

         1. EMPLOYMENT. Employer hereby employs Employee as its President and Employee hereby accepts such employment upon the terms and conditions hereinafter set forth.

         2. TERM. Subject to the provisions of termination set forth hereinbelow, the initial term of this Agreement shall commence on the Effective Date and shall expire three (3) years thereafter ("the Initial Term"). The Initial Term shall be comprised of three (3) consecutive twelve (12) month periods; moreover, for the purposes of this Agreement, each such period is hereinafter referred to as a "twelve (12) month period", wherever such terminology appears in this Agreement. Upon expiration of the Initial Term, this Agreement shall be automatically renewed for successive one (1) year terms unless sooner terminated in accordance with the provisions of termination set forth hereinbelow. For the purposes of this Agreement, all references to "the term of this Agreement", "the term hereof", the "term", or similar terminology shall include the Initial Term and each renewal term; moreover, each renewal term is hereinafter referred to as a "twelve (12) month period", wherever such terminology appears in this Agreement.

         3. COMPENSATION.

         (a) During the first twelve (12) month period of this Agreement, Employer shall pay Employee an annual salary of $135,000; provided further, such salary shall be paid in periodic installments in accordance with Employer's customary payroll practices. Upon the completion of each twelve (12) month period of this Agreement, Employer's Board of Directors shall review Employee's annual salary to determine Employee's annual salary with respect to the twelve
(12) month period immediately succeeding such completed twelve (12) month period; however, Employee's annual salary for such immediately succeeding twelve
(12) month period shall, at a minimum, be six percent (6%) more than Employee's annual salary for such completed twelve (12) month period.

(b) Employer uses [A CALENDAR YEAR ENDING DECEMBER 31 OR A FISCAL YEAR ENDING ________________] for financial accounting and reporting purposes ("Employer Year"). With respect to each partial or full Employer Year in which all or part of any twelve (12) month period of this Agreement is included, Employee shall be entitled to receive incentive compensation determined with reference to each such Employer Year, as provided for in this Subsection (b). Employee shall be entitled to receive incentive compensation determined with reference to the net income earned during the partial Employer Year commencing as of the effective time ("the Effective Time") of the merger between 2Connect Acquisition Corp. and Bobby Allison Cellular Systems of Florida, Inc., pursuant to that certain merger agreement among 2Connect Acquisition Corp., Bobby Allison Cellular Systems of Florida, Inc., and Employer. For the purpose of this Agreement, the Effective Time shall have the same meaning as that set forth in such merger agreement. Employee shall also be entitled to receive incentive compensation determined with reference to the net income earned during each full and partial Employer Year occurring subsequent to the partial Employer Year that commenced as of the Effective Time. For the purposes of this Subsection (b), each full and partial Employer Year with respect to which Employee's incentive compensation is to be determined is hereinafter referred to as an "Applicable Employer Year". Employer's Board of Directors shall establish and approve an incentive compensation plan with respect to Employee that incorporates the provisions of this Subsection (b); however, Employee's incentive compensation with respect to each Applicable Employer Year shall, at a minimum, be an amount equal to two percent (2%) of Employer's net income for such Applicable Employer Year. The term "net income", as used in this Subsection (b), shall be determined in accordance with generally accepted accounting principles applied consistently with respect to each Applicable Employer Year; provided, however, any incentive compensation, bonuses, or other performance-based compensation paid to any stockholders of Employer employed by Employer, and to any stock option holders or any stock warrant holders employed by Employer, shall be eliminated in calculating net income, and any net operating losses and net operating loss carryforwards attributable to periods of time that occurred prior to the Effective Date shall be eliminated in calculating net income. The incentive compensation with respect to each Applicable Employer Year shall be paid to Employee within ninety (90) days after the last day of such Applicable Employer Year.

         4. FRINGE BENEFITS.

         (a) BENEFIT AND RETIREMENT PLANS. Upon meeting the applicable eligibility requirements, Employee shall be entitled to be a participant in any employee benefit plans, retirement plans, and deferred compensation plans maintained by Employer.

         (b) HEALTH INSURANCE. During the term of this Agreement, Employer shall provide and maintain health insurance coverage for Employee. Such health insurance shall cover Employee, Employee's spouse, and Employee's dependents. Employer shall pay all of the health insurance premiums for Employee's coverage and for coverage of Employee's spouse and dependents. Except as otherwise provided by the foregoing provisions of this Subsection (b), such health insurance coverage shall be comparable to the health insurance coverage provided to Employee by his former employer, namely Bobby Allison Cellular Systems of Florida, Inc., a Florida corporation.

         (c) BUSINESS LIABILITY INSURANCE. During the term of this Agreement, Employer shall, at its expense, acquire and maintain business liability insurance coverage as may be necessary to protect Employee for any claims arising out of Employee's conduct, acts, or omissions arising within the scope of employment hereunder.

         (d) AUTOMOBILE. During the term of this Agreement, Employer shall, at its expense, provide Employee with an automobile for use by Employee in connection with rendering services on behalf of Employer; moreover, with respect to Employee's use of such automobile, Employer shall pay directly, or reimburse Employee for, any expenses that are directly or indirectly related to Employee's performance of services on behalf of Employer or to the furtherance of Employer's business. Notwithstanding the foregoing provisions of this Subsection
(d), during the term of this Agreement, in lieu of providing Employee with such automobile and covering such expenses, Employer shall, at Employee's request and in Employee's sole discretion, provide employee with an automobile allowance in the event Employee desires to use his personal automobile instead of using an automobile provided by Employer.

         (e) BUSINESS EXPENSES. During the term of this Agreement, Employer shall pay directly, or reimburse Employee for, reasonable business expenses incurred by Employee that are directly or indirectly related to Employee's performance of services on behalf of Employer or to the furtherance of Employer's business. Employee shall keep appropriate records and documentation for such expenses in accordance with policies established by Employer and communicated to Employee.

         (f) SUPPLEMENTAL RETIREMENT BENEFIT. In addition to any retirement plans or deferred compensation plans of Employer in which Employee is entitled to participate, Employer shall establish for Employee's benefit a supplemental retirement plan through the use of a split-dollar life insurance arrangement ("the Split-Dollar Plan"). To implement the Split-Dollar Plan, Employee shall obtain, in Employee's name, a permanent life insurance policy ("the Policy") in a face amount that will cause the annual premium for the Policy to exceed the annual cost of term life insurance protection on the life of Employee by $10,000 ("Excess Premium"). Employee shall be the owner of the Policy; moreover, Employee shall execute a collateral assignment in favor of Employer. Employer shall pay all premiums with respect to the Policy. Each Excess Premium shall be credited to cash surrender value. Each Excess Premium, as well as all earnings thereon, shall be set aside for Employee's benefit. In the event the use of any Excess Premium in the foregoing manner causes Employee to recognize taxable income, Employer shall pay to Employee a bonus that will provide Employee with a net amount that is sufficient to pay income taxes attributable to such use of such Excess Premium. As long as the Split-Dollar Plan is in force,

Employer shall be entitled to receive the death benefit attributable to the term life insurance protection on the life of Employee; provided, however, Employee's designated beneficiary or beneficiaries shall be entitled to receive any remaining death benefit that is not attributable to such term life insurance protection. Upon the termination of the Split-Dollar Plan, which termination shall occur in the event Employee's employment hereunder is terminated for any reason whatsoever, Employee's designated beneficiary or beneficiaries shall be entitled to receive all death benefits from the Policy. The net cash surrender value of the Policy shall at all times be the sole and exclusive property of Employee. In connection with Employer's implementation of the Split-Dollar Plan, Employer and Employee shall execute a definitive agreement for the same; provided, however, at a minimum, such agreement shall incorporate the provisions of this Subsection (f).

         (g) DISABILITY INSURANCE. During the term of this Agreement, Employer shall, at its expense, provide and maintain disability insurance coverage for the benefit of Employee. Such coverage shall pertain to both partial disability and total disability; moreover, such coverage shall, at all times, permit Employee to receive the maximum disability benefit allowed by the applicable insurer, as determined with respect to Employee's compensation.

         (h) STOCK OPTIONS. During the term of this Agreement, Employee shall be entitled to participate in Employer's stock option plan with respect to Employer's capital stock. Such stock option plan provides all of Employer's employees with grants to purchase, on an aggregate basis, ten percent (10%) of the issued and outstanding capital stock of Employer. Employee's participation rights with respect to such stock option plan shall, at a minimum, be identical to the rights possessed by other executive and management employees of Employer under such stock option plan.

         (i) SEVERANCE COMPENSATION. If Employee terminates Employee's employment hereunder pursuant to Section 10(c) hereinbelow, then in addition to the compensation and benefits to which Employee is otherwise entitled as of such termination date, Employer shall pay to Employee as severance compensation an amount equal to two-thirds (2/3) of Employee's annual salary in effect immediately prior to such termination. If Employer terminates Employee's employment hereunder pursuant to Section 10(c) hereinbelow with respect to any renewal term, then in addition to the compensation and benefits to which Employee is otherwise entitled as of such termination date, Employer shall pay to Employee as severance compensation an amount equal to one-fourth (1/4) of Employee's annual salary in effect immediately prior to such termination.

         (j) OTHER BENEFITS. During the term of this Agreement, in addition to the fringe benefits discussed hereinabove, Employee shall be entitled to participate in any other fringe benefits that are generally made available by Employer to other executive and management employees of Employer.

         5. DUTIES. Employee is hereby engaged to render services, on behalf of Employer, in accordance with the laws of the State of Florida, applicable federal and state laws and regulations, and any applicable ethics rules. Employee shall perform the duties that are assigned from time to time by Employer's Board of Directors. Employer and Employee acknowledge and agree that Employee shall perform such duties customarily performed by similarly situated executive and management employees of companies of a size and stature qualitatively and quantitatively comparable to Employer.

         6. DEVOTION OF FULL-TIME TO EMPLOYER'S BUSINESS. During the term of this Agreement, Employee shall devote Employee's full attention and best efforts to the business of Employer. Except as otherwise provided in this Section 6, during the term of this Agreement, Employee shall not engage in or carry on or be employed by, directly or indirectly, any other business or profession, whether or not such other business or profession is in competition with Employer's business. Employee shall not write with respect to, or speak on, any aspect of Employer's business, without the prior written consent of Employer. Employee may, with the advance approval of Employer, seek and accept any elective or appointive office or position within any recognized trade or business association, attend meetings, seminars and conventions, and perform such other business activities as may be mutually agreed upon by Employee and Employer. Nothing herein contained shall prohibit Employee from investing or trading in stocks, bonds, commodities or other securities or forms of investments, including real property, provided such activities do not require an unreasonable amount of time by Employee and do not otherwise adversely affect Employer's business or Employee's performance of services on behalf of Employer under this Agreement.

         7.  BUSINESS OF EMPLOYER.

         (a) BUSINESS POLICIES AND PROCEDURES. Employer shall have the authority to establish from time to time the business policies and procedures to be followed by Employee in performing services for Employer. Employee shall comply with all such policies and procedures, including Employer's drug testing policies and procedures.

         (b) CLIENTELE. Employer shall have the authority to determine who shall be accepted as clients, customers, and contractors of Employer, and Employee recognizes that such accepted clients, customers, or contractors are Employer's, not Employee's clients, customers, or contractors.

         8. VACATIONS. With respect to the each twelve (12) month period of this Agreement, Employee shall be entitled to paid vacation, at times to be determined by Employer, in the manner most convenient to Employer's business, and in accordance with Employer's policies. Such policies shall be comparable to those commonly established by companies of a size and stature qualitatively and quantitatively comparable to Employer. Unused vacation days shall be carried over into future periods. In the event Employee's employment hereunder is terminated for any reason whatsoever, Employer shall pay additional compensation to Employee for any unused vacation days, based on Employee's annual salary in effect as of the date of such termination.

         9. ILLNESS OR INCAPACITY.

         (a) If Employee becomes unable to devote the required time to the business of Employer during the term of this Agreement because of illness, incapacity, or disability, then during the period commencing with the date of such illness, incapacity, or disability and ending ninety (90) days thereafter, Employee shall continue to receive Employee's annual salary with respect to such period, in accordance with Section 3(a) hereinabove. Any amounts due to Employee pursuant to this Subsection (a) shall be reduced by the amount of disability benefits received by Employee as a result of disability insurance coverage purchased and paid for by Employer.

         (b) If Employee shall not have resumed his duties on or before the last day of the period specified in Subsection (a) immediately above, then Employee's employment hereunder shall be deemed terminated as of the end of said period, provided that Employee is then receiving disability benefits. If employee is not receiving disability benefits as of the end of said period, Employer shall commence to pay to Employee monthly payments based on two-thirds (2/3) of Employee's annual salary in effect immediately prior to Employee's illness, incapacity, or disability.

         (c) If Employee resumes his duties at any time on or before the last day of the period specified Subsection (a) immediately above, and if Employee continues to devote his required time to the business of Employer for at least thirty (30) days following resumption of his duties, then the period specified in Subsection (a) immediately above shall be deemed a separate and an independent period with respect to any illness, incapacity, or disability of Employee that arises after said resumption of duties and said devotion of time to Employer's business, and any subsequent period specified in Subsection (a) immediately above shall commence to run in the event of Employee's failure to carry out his duties after said resumption of duties and said devotion of time, because of illness, incapacity, or disability. However, if such resumed period of work is less than thirty (30) days, the portion of the period specified in Subsection (a) immediately above that immediately precedes Employee's resumed period of work shall be aggregated with the period of illness or incapacity immediately following Employee's resumed period of work and treated as a single period in determining the payments and the periods of time set forth in Subsection (a) immediately above and in determining the termination date of Employee's employment pursuant to Subsection (b) immediately above.

         (d) Any dispute regarding the existence, extent, or continuance of Employee's illness, incapacity, or disability shall be resolved by the determination of a majority of three (3) competent and reputable physicians who are not employees or contractors of Employer, one of whom shall be selected by Employee, one of whom shall be selected by Employer, and the third of whom shall be selected jointly by the other two (2) physicians. The determination of said physicians shall be binding upon the parties hereto. The costs of such determination shall be borne by Employer.

         10. TERMINATION OF EMPLOYMENT.

         (a) Employee may terminate his employment hereunder, without cause, upon ninety (90) days prior written notice. Upon Employer's receipt of such notice from Employee, Employer shall have the right to pay Employee, in advance, the compensation to which Employee is otherwise entitled for such ninety (90) day period and demand that Employee physically leave Employer's business premises; provided, further, Employer shall pay to Employee any other compensation and benefits to which Employee is entitled as of such termination date by virtue of any other provisions of this Agreement. With respect to any renewal term, either party may terminate Employee's employment hereunder upon written notice, without cause, provided such notice is given at least one hundred twenty (120) days prior to the commencement of such renewal term; provided, further, Employer shall pay to Employee any compensation and benefits to which Employee is entitled as of such termination date.

         (b) Except as otherwise provided in Subsection (a) immediately above, Employer may terminate the employment of Employee hereunder, without notice, only upon Employee's failure to perform the duties assigned to him by Employer's Board of Directors, or for good cause. For the purpose of this Agreement, the term "good cause" shall mean: (1) a pattern of conduct which tends to hold Employer up to ridicule, or which adversely affects Employer, in the business community pertaining to Employer's business, (2) engaging in conduct disloyal to Employer, (3) non-diligent performance of duties, (4) failure to appear for work during regularly scheduled hours without a sufficient reason, (5) conviction of any felony crime, and (6) dependence upon, or abuse of, any addictive substance, including but not limited to, alcohol, amphetamines, barbiturates, LSD, cocaine, marijuana, or narcotic drugs. Notwithstanding the foregoing, Employee's employment may not be terminated for any conduct set forth in clauses (1) through (4) above unless such conduct continues after Employer has served written demand on Employee to cease or rectify such conduct and Employee has failed to comply with such demand. For the purposes of clause (6) above, a determination of such dependence or such abuse shall be made by the decision of a majority of three (3) competent and reputable physicians who are not employees or contractors of Employer, one of whom shall be selected by Employer, one of whom shall be selected by Employee, and the third of whom shall be selected jointly by the other two (2) physicians; provided, further, the determination of said physicians shall be binding upon the parties hereto, and the costs of such determination shall be borne by Employer.

         (c) Employee may immediately terminate his employment with Employer hereunder, without notice, upon Employer's breach of any material provision of this Agreement.

         11. EMPLOYEE PURCHASE OF INSURANCE UPON TERMINATION.

         (a) Except for and excluding any life insurance policies that are the subject matter of the Split-Dollar Plan (which policies shall be exclusively governed by Section 4(f) hereinabove), in the event of the termination of Employee's employment for any reason whatsoever, other than the death of Employee, then and in that event, Employee shall be entitled to purchase from Employer at any time within thirty (30) days after the effective date of the termination of his employment any life insurance policies on the life of Employee that are owned by Employer. The purchase price of such policies shall be equal to the sum of the following items:

                  (1) the cash surrender value thereof, if any, calculated on a prorated basis to the date of termination, exclusive of any dividend, dividend accumulations or policy loans, but inclusive of the cash value of any paid-up insurance additions; plus

                  (2) the prorated portion of any premiums paid prior to such termination date which covers a period extending beyond such termination date; plus

                  (3) any dividends or dividend accumulations, and less

                  (4) any policy loan plus interest then due.

         (b) Employer shall have the right to deduct from any payment of compensation owed to Employee, the purchase price described in Subsection (a) above, or any portion thereof.

         12. COVENANT NOT TO COMPETE.

         (a) Employee recognizes and agrees that by virtue of his employment with Employer, he will be afforded opportunities to become known to various referral sources, clients, customers, and contractors of Employer, and prospective clients, customers, and contractors of Employer. Employee recognizes that these opportunities are valuable rights, are of great personal benefit to him in his professional or business endeavors, and therefore provide a sufficient basis for the restrictive covenants contained herein. In recognition of the above, and in further consideration of this Agreement, Employee further agrees that, during the term of this Agreement and for a period of twelve (12) months from the date of the termination of Employee's employment with Employer for any reason whatsoever, Employee shall not directly within the "restricted geographical area" enter into or engage in any endeavors in competition with the business of Employer as it exists as of the termination of Employee's employment, as an individual on his own account, or as a partner, an employee or an agent for any partnership, entity, or corporation, or as an officer or a director of a corporation. For the purpose of this Agreement, the "restricted geographical area" shall encompass the following area: the ten (10) mile radius of each retail store at which Employer is conducting business as of the termination of Employee's employment.

         (b) The period of time during which Employee is prohibited from engaging in the business practices specified in Subsection (a) above shall be extended by any length of time during which Employee is in breach of any covenant specified in Subsection (a) above.

         (c) It is acknowledged and agreed by the parties hereto that the foregoing restrictive covenants are essential elements of this Agreement, and that, but for the agreement of Employee to comply with such covenants, Employer would not have agreed to enter into this Agreement. Such covenants by Employee shall be construed as agreements independent of any other provision in this Agreement. The existence of any claim or cause of action of Employee against Employer, whether predicated on this Agreement or otherwise, shall not constitute a defense to the enforcement by Employer of such covenants.

         (d) It is agreed by parties hereto that if any covenant set forth in this Section 12 is held to be unreasonable, arbitrary, or against public policy, then such covenant shall be considered divisible both as to time and as to geographical area. Employer and Employee agree that, if any court of competent jurisdiction determines the specified time period or the specified geographical area to be unreasonable, arbitrary, or against public policy, then a lesser time period or geographical area which is determined to be reasonable, non-arbitrary, and not against public policy may be enforced against Employee. Employer and Employee agree that the foregoing covenants are appropriate and reasonable when considered in light of the nature and extent of the business conducted by Employer.

         (e) In the event of the breach or threatened breach by Employee of the covenants contained herein, Employee agrees that Employer shall be entitled to injunctions, both preliminary and final, upon Employer's providing bond or security, enjoining and restraining such breach or threatened breach, and such remedies shall be in addition to all other remedies which may be available to Employer either at law or in equity. Employer and Employee agree and acknowledge that a violation of any covenant contained herein shall cause Employer to suffer irreparable damages and Employee agrees that he is estopped from subsequently asserting in any action to enforce the provisions of any covenant contained herein that Employer has an adequate remedy at law and therefore is not entitled to injunctive relief.

         (f) Notwithstanding anything contained herein to the contrary, this
Section 12 shall not be applicable if Employee's employment is terminated for any reason whatsoever within twelve (12) months after the Effective Date.

         13. BUSINESS RECORDS. All business records, contracts, business documents, and data of any type concerning clients, customers, or contractors of Employer, or concerning any aspect of Employer's business, shall be and shall remain the property of Employer, notwithstanding the subsequent termination of this Agreement for any reason whatsoever. Employee hereby agrees that any and all of the aforesaid items, and any directly or indirectly related information of any nature, are solely Employer's property. Employee further agrees that upon the termination of his employment at any time for any reason whatsoever, any and all of the aforesaid items, and any directly or indirectly related information of any nature, shall continue to be Employer's property. Employee further agrees that now and upon termination of his employment at any time for any reason whatsoever, such aforesaid items and such related information shall not be removed from Employer's premises and shall not be copied by facsimile, notation or otherwise, without the prior written consent of Employer or Employer's Board of Directors.

         14. DISCLOSURE. During the term of this Agreement, Employee shall disclose, and disclose only to Employer, all ideas, methods, plans, development or improvements known by him which relate directly or indirectly to the business of Employer, whether acquired by Employee before or during his employment with Employer; provided, however, nothing in this Section 14 shall be construed as requiring any such communication or disclosure where the idea, plan, method, development, or improvement is lawfully protected from disclosure as a trade secret of a third party or by any other lawful prohibition against such communication or disclosure.

         15. CONFIDENTIALITY. Employee agrees to keep in strict secrecy and confidence any and all information Employee assimilates or to which he has access during his employment with Employer, and which has not been publicly disclosed and is not a matter of common knowledge in the business in which Employer is engaged. Employee agrees that both during and after the term of his employment with Employer, he will not, without the prior written consent of Employer or Employer's Board of Directors, disclose any such confidential information to any third person, individual, partnership, joint venture, company, limited liability company, corporation, organization, or other entity.

         16. SPECIFIC PERFORMANCE. Employee agrees that damages at law will be an insufficient remedy to Employer in the event that Employee violates the terms of Sections 12, 13, 14, or 15 of this Agreement, and that Employer, upon application to a court of competent jurisdiction, shall be entitled to obtain injunctive relief to enforce the provisions of such Sections, which injunctive relief shall be in addition to any other rights or remedies available to Employer. Employee shall reimburse Employer for all costs and expenses that directly or indirectly relate to Employer's successful enforcement of the terms of Sections 12, 13, 14, or 15 of this Agreement, including reasonable attorneys' fees incurred before trial, at trial, and in any appellate, arbitration, or mediation proceedings; provided, further, Employer shall reimburse Employee for all costs and expenses that directly or indirectly relate to Employee's successful defense of the terms of Section 12, 13, 14, or 15 of the this Agreement, or to Employer's unsuccessful enforcement of the terms of Section 12, 13, 14, or 15 of this Agreement, including reasonable attorneys' fees incurred before trial, at trial, and in any appellate, arbitration, or mediation proceedings.

         17. COMPLIANCE WITH OTHER AGREEMENTS. Employee represents and warrants that the execution of this Agreement by him and the performance of his obligations hereunder will not conflict with, result in a breach of, cause the termination of, or constitute a default under any other agreement to which Employee is a party or by which Employee is or may be bound. Employee agrees and promises to indemnify and hold harmless Employer from all loss, liability, claims, and expenses of any kind whatsoever, to which Employer is or might be subjected, either directly or indirectly, as a result of a breach by Employee of the representation and warranty specified in this Section 17.

         18. NOTICE TO PARTIES. Any notice or other communication which is required or which may be given under this Agreement shall be in writing and shall be deemed to be effective (a) upon receipt if personally delivered or transmitted by telecopy or similar electronic transmission method; (b) upon receipt, if sent by recognized expedited delivery service; and (c) upon receipt, if mailed certified mail, return receipt requested, first class postage prepaid. In each case, notice shall be given to the parties hereto at the following addresses:

         To Employer at:           2Connect Express, Inc.
                                   1700 NW 65th Avenue, Suite 4
                                   Plantation, Florida 33313
                                   Attn:____________________
                                   Facsimile No. 954-797-8636

         With copy to:             _________________________.

                                   -------------------------
                                   -------------------------
                                   -------------------------
                                   -------------------------
                                   -------------------------



         To Employee at:
                                   -------------------------
                                   -------------------------
                                   -------------------------
                                   Facsimile No.____________

         With a copy to:           Christopher H. Norman, Esq.
                                   Hines & Associates, P.A.
                                   315 South Hyde Park Avenue
                                   Tampa, Florida 33606
                                   Facsimile No. 813-254-6153

Either party may change such party's address for the purposes of this Agreement by giving written notice of the new address to the other party in accordance with any medium described hereinabove. Rejection or other refusal to accept delivery of any notice or communication required or permitted to be given under this Agreement shall cause the same to be effective when sent. The inability to deliver any notice or communication required or permitted to be given under this Agreement because of a changed address for which no notice was given shall cause the same to be effective when sent.

         19. WAIVER OF BREACH. No assent or waiver, express or implied, of any breach of any one or more of the covenants, conditions or provisions of this Agreement shall be deemed a waiver of any subsequent breach, or a waiver of any other covenant, condition or provision of this Agreement.

         20. BINDING EFFECT. The rights and obligations of the parties under this Agreement shall inure to the benefit of, and shall be binding upon, the respective heirs, devisees, executors, administrators, legal representatives, personal representatives, successors and assigns of the parties.

         21. GOVERNING LAW. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Florida. The state courts of Florida shall have exclusive jurisdiction over any judicial proceeding relating to any dispute arising out of the interpretation, performance, or breach of this Agreement.

         22. ENTIRE AGREEMENT. This Agreement contains all representations and the entire understanding and agreement between the parties. Correspondence, memoranda or agreements, whether written or oral, originating before the date of this Agreement are replaced in total by this Agreement unless otherwise specifically provided for in this Agreement.

         23. ATTORNEY'S FEES. The prevailing party to a dispute between, or litigation between, the parties hereto, if said dispute or litigation relates to this Agreement, shall be entitled to reimbursement from the non-prevailing party or parties for such prevailing party's reasonable costs and expenses, including reasonable attorneys' fees. For purposes of this Agreement, the "prevailing party" shall be deemed to be that party who obtains substantially the result sought, whether by settlement, mediated or otherwise, dismissal, or judgment. For purposes of this Agreement, the term "reasonable attorneys' fees" shall include, without limitation, the actual attorneys' fees incurred in retaining counsel for advice, negotiations, suit, appeal, or any other legal proceeding, including mediation and arbitration.

         24. HEADINGS. The titles and headings of the various sections of this Agreement are intended solely for convenience of reference and are not intended to explain, modify or place any interpretation upon any of the provisions of this Agreement.

         25. AMENDMENT. This Agreement may be amended only by a writing signed by both of the parties hereto.

         26. SEVERABILITY. If any part of this Agreement is determined to be illegal or unenforceable, all other parts shall be given effect separately and shall not be affected.

         27. ADDITIONAL DOCUMENTS. Each party hereto agrees to execute and acknowledge, if required, any and all other documents and writings which may be necessary to carry out the purposes and provisions of this Agreement.

         28. COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

         29. INTERPRETATION. The language used in this Agreement shall not be construed in favor of or against either of the parties hereto, but shall be construed as if both of the parties hereto prepared this Agreement. The language used in this Agreement shall be deemed to be the language chosen by the parties hereto to express their mutual intent, and no rule of strict construction shall be applied against any such party.

         IN WITNESS WHEREOF, the parties have executed this Agreement on the dates or date set forth hereinbelow to be effective as of the Effective Date

                                            2CONNECT EXPRESS, INC.

                                            By:
------------------------------                 ---------------------------
James L. Ralph                              Printed Name:
                                                         -----------------
                                            Title:      Its President
Date:                                       Date:
------------------------------                   -------------------------

                                            By
                                               ---------------------------
                                            Printed Name:
                                                         -----------------
                                            Title:      Its Secretary
                                            Date:
------------------------------                   -------------------------
Signature of Witness


------------------------------
Printed Name of Witness


------------------------------
Signature of Witness


------------------------------
Printed Name of Witness

                                    EXHIBIT E

I. In no event shall the ultimate investors be a group consisting of fewer than 50 unaffiliated persons ("the "Investor Group"), which proposes or provides for the sale of debt or equity of 2Connect in an amount not less than $2.5 million (the "Investment"), which amount shall be reduced on a dollar for dollar basis by the aggregate principal amount of the Bridge Debentures (as defined hereinbelow), if any. The Investment shall be used in a manner mutually agreeable to the Investor Group, the Company, and 2Connect and shall be used in part, to repay that certain working capital loan (the "Working Capital Loan") made to the Company on February 27, 1998 by The Sterne Agee Investors No. 3, an Alabama general partnership, in the aggregate principal amount of $200,000, plus accrued and unpaid interest. In the event that the transactions contemplated by this Agreement are not consummated, 2Connect and Acquisition shall have no liability or obligation whatsoever in connection with the Working Capital Loan or the Bridge Debentures, including but not limited to the obligation to repay or refinance the Working Capital Loan or the Bridge Debentures.

II. The parties hereto contemplate that Sterne, Agee & Leach, Inc. or such other underwriter, group of investors or representative thereof may provide bridge financing to the Company in an amount to be determined by the Company and Sterne, Agee & Leach, Inc. pursuant to the issuance of debentures of other debt instruments of the Company ("the Bridge Debentures"). In the event that the Bridge Debentures are issued by the Company, then the Bridge Debentures shall be convertible into Convertible Subordinated Debentures of 2Connect upon consummation of the Merger and shall be subordinate in right of payment to all other indebtedness of 2Connect in existence on the Effective Date except that the Bridge Debentures shall be senior in right of payment to the Debentures (as defined hereinbelow). After the consummation of the Merger, at the election of any holder of the Bridge Debentures and upon the delivery of written notice to 2Connect, such holder shall be entitled to receive shares of Voting Stock in 2Connect in lieu of payments of principal and interest under the Bridge Debentures on any date for the payment of principal and interest under the Bridge Debentures in an amount equal to the Per Share Value (as defined hereinbelow). No fractional shares of Voting Stock in 2Connect shall be issued. In lieu of such fractional shares of Voting Stock, such holder who otherwise










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         would have been entitled to such shares shall be paid in cash in an amount equal to the Per Share Value of such fractional shares.

III. 2Connect shall have issued and delivered to the Shareholders a number of shares of its Voting Stock as required by the Merger in connection with the Recapitalization. The shares of Voting Stock issued to the Shareholders shall have the same dilution and liquidity rights as all other shares of Voting Stock of 2Connect issued pursuant to the Merger for distribution under the Merger in accordance with the Recapitalization.

IV. 2Connect shall have issued and delivered to the Shareholders the $150,000 Convertible Subordinated Debentures (the "Debentures") in exchange for all existing and future obligations owed by the Company to the Shareholders. The Debentures shall be amortized over a period of three years beginning on the Closing Date and shall bear interest at the rate of five percent (5%) per annum. Principal and interest on the Debentures shall be payable to the Shareholders in three consecutive annual installments beginning one year from the Closing Date (each a "Payment Date"). The Debentures shall be subordinate in right of payment to all other indebtedness of 2Connect in existence on the Effective Date, including the Bridge Debentures, if any. At the election of the Shareholders and upon the delivery of written notice to 2Connect, the Shareholders shall be entitled to receive shares of Voting Stock in 2Connect in lieu of payments of principal and interest under the Debentures on any Payment Date (each a "Stock Payment"). The Stock Payment shall be equal to the product of the Per Share Value multiplied by 1.15. The Per Share Value shall be $6.00 per share. No fractional shares of Voting Stock in 2Connect shall be issued pursuant to any Stock Payment. In lieu of such fractional shares of Voting Stock, the Shareholder who otherwise would have been entitled to such shares shall be paid in cash in an amount equal to the Per Share Value of such fractional shares. At least thirty (30) days, and no more than forty-five (45) days, prior to each Payment Date, 2Connect shall deliver to the Shareholders a written notice advising them of the impending conversion opportunity.

V. 2Connect or Acquisition shall assume indebtedness owed by the Company to AT&T in the amount of $310,000.

VI. 2Connect or Acquisition shall have assumed indebtedness owed by the Company to Southern Commerce Bank in the amount of $475,000, or such other amount owing at the Effective Time.



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VII.     2Connect or Acquisition shall have repaid or refinanced indebtedness of the Company owed to Lang Environmental Management & Resources, Inc., John Mitchell, TCS Communications, Inc., and Scott Stevens, in the aggregate amount of $550,000 or such amount owing at the Effective Time (collectively, the "Private Notes"), the terms of such repayment or refinancing to be acceptable to 2Connect. At the election of 2Connect, 2Connect shall be entitled to issue securities of 2Connect (whether debt or equity securities) or equivalent value in satisfaction of the payment of such indebtedness; provided, however any debentures issued to such debt holders shall be on the same terms and conditions as the Debentures issued and delivered to the Shareholders, except that the principal amount of the debentures issued to such debt holders may differ.

VIII. The Board of Directors of 2Connect shall have adopted a stock option plan for the benefit of the employees of 2Connect and Acquisition within 90 days after the Closing Date, providing grants to purchase up to 10% of the outstanding shares of Voting Stock of 2Connect upon terms acceptable to the Board of Directors of 2Connect. Upon the issuance of the registered securities of 2Connect, as contemplated by Section 10.08 of the Merger Agreement, such stock option plan shall become applicable to such securities.































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